EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH ALL OUTSTANDING COMMON SHARES, PREFERRED SHARES AND UNITS, INCLUDING UNITS REPRESENTED BY AMERICAN DEPOSITARY SHARES OF

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

AT

THE U.S. DOLLAR EQUIVALENT OF R$2.36 PER COMMON SHARE
THE U.S. DOLLAR EQUIVALENT OF R$2.36 PER PREFERRED SHARE
THE U.S. DOLLAR EQUIVALENT OF R$4.72 PER UNIT

AND

THE U.S. DOLLAR EQUIVALENT OF R$9.44 PER AMERICAN DEPOSITARY SHARE

BY

PAGONXT MERCHANT SOLUTIONS, S.L.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON NOVEMBER 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

PagoNxt Merchant Solutions, S.L., a company organized under the laws of the Kingdom of Spain (“Purchaser” or “PagoNxt Merchant Solutions”), is making an all cash tender offer pursuant to this offer to purchase (the “U.S. Offer to Purchase”), in addition to a concurrent separate all cash tender offer on equivalent terms in Brazil (the “Brazilian Offer,” and together with the U.S. Offer (as defined below), the “Offers”) pursuant to other offering documents published in Brazil, to purchase up to any and all of the outstanding (i) common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”) and units, each composed of one Common Share and one Preferred Share (the “Units”), in each case of Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento, a company incorporated under the laws of the Federative Republic of Brazil (the “Company” or “Getnet”), traded on B3 S.A. - Brasil, Bolsa, Balcão (the “B3”) and (ii) American Depositary Shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”), traded on the Nasdaq Global Select Market (“NASDAQ”), at a price per Security equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) (“Brazilian Central Bank”) on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price) (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related letter of transmittal for the Common Shares and Preferred Shares (the “Share Letters of Transmittal”), the related letter of transmittal for Units (the “Unit Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letters of Transmittal and the Unit Letter of Transmittal, the “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” The ADSs were issued under a facility created pursuant to the deposit agreement by and among the Company, The Bank of New York Mellon (the “Depositary”), and all holders from time to time of ADSs (such deposit agreement, as amended from time to time, the “Deposit Agreement”). The U.S.$/R$ exchange rate as published by the Brazilian Central Bank on October 28, 2022 was R$5.3454 per U.S.$1.00.

The U.S. Offer commenced on October 31, 2022 and will expire at 5:00 p.m. New York City time on November 30, 2022 (the offering period may be extended as set forth in this U.S. Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, the

“Expiration Time” and the “Expiration Date”). We refer to the period between 12:01 a.m. New York City time on October 31, 2022 and the Expiration Time (as such period may be extended as set forth in this U.S. Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable) as the “initial offering period.”

This U.S. Offer to Purchase relates only to the U.S. Offer and is being sent to all holders of Shares and Units that are residents of, or located in, the United States, and to all holders of ADSs, wherever located. Separate offering documents relating to the Brazilian Offer are being published in Brazil and made available to all holders of Shares or Units. ADSs MAY NOT BE TENDERED IN THE BRAZILIAN OFFER.

The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) for registered tender offers, if up to one third of the Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Security Holders” and the “Unaffiliated Securities,” respectively), on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by (a) holders of Securities (other than any directors or officers of the Company, or any affiliates of Purchaser) that either (i) tendered Securities in the Auction (as part of the Brazilian Offer) or to the Tender Agent (as part of the U.S. Offer), or (ii) otherwise expressly noted in the applicable Letter of Transmittal their agreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (i) and (ii), the “Consenting Shareholders”), and (b) any persons (other than any directors or officers of the Company, or any affiliates of Purchaser) who either (x) qualified their Shares or Units for participation in the Auction but either did not tender Securities therein or in the U.S. Offer or registered a tender price for their Shares or Units in the Auction that was greater than the offer price in the Auction, or (y) expressly noted in the applicable Letter of Transmittal their disagreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (b), the “Dissenting Shareholders”), are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Proration.”

The U.S. Offer is subject to certain conditions set forth in “The U.S. Offer―Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase (the “U.S. Offer Conditions”). The U.S. Offer is not subject to any financing condition. Purchaser expressly reserves the right to waive any U.S. Offer Condition.

A holder of Shares, Units or ADSs that tenders such Securities directly in the U.S. Offer will not bear any fees payable to the Custodian or the Depositary in connection with such tender. Furthermore, a holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. However, a holder of Units that deposits its Units with the Depositary for the issuance of ADSs will have to pay a fee of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary for the issuance of the ADSs representing the Units it deposits. In addition, a holder of ADSs that cancels such ADSs will have to pay cancellation fees of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary. See “Summary Term Sheet―Will I have to pay any brokerage fees or commissions?” and “Summary Term Sheet―What additional fees will I have to bear?”

The purpose of the Offers is for Purchaser to acquire as many Securities as possible. In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date (as defined below) if more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless Purchaser is required to provide for a subsequent offering period as described in the following sentence). In addition, as required under Brazilian law, if, after the initial offering period, the Consenting Shareholders tendered or held Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held by the Consenting Shareholders and the Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser at any time during the three calendar months after the date of the auction to be held on the electronic trading system of the B3 as part of the Brazilian Offer (the “Auction”) for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the “SELIC rate,” the Brazilian benchmark interest rate, from the Auction Date until the date of effective payment. The Auction will occur on December 1, 2022 at 3:00 p.m. São Paulo time (1:00 p.m. New York City time) (the “Auction Date”). For further information, see “The U.S. Offer―Section 1. Terms of the U.S. Offer.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by December 30, 2022 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Securities for payment. If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities. To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. See “The U.S. Offer—Section 4. Withdrawal Rights” in the U.S. Offer to Purchase.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the U.S. Offer to holders of the Securities. This U.S. Offer to Purchase, the related Letters of Transmittal and other related materials will be mailed to record holders of the Securities, and this U.S. Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers. We will also mail U.S. Offer to Purchase, the related Letters of Transmittal and/or other related materials to any record or beneficial holder of Securities that requests a copy thereof.

The Company is a Brazilian company and Brazilian law governs the duties and obligations of the Company’s board of directors (the “Getnet Board”). As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under the Company’s bylaws, within 15 days after the commencement of the Brazilian Offer, the Getnet Board is required to prepare and disclose its grounded opinion on the Offers, which requires it to opine on the following: (i) the convenience and opportunity of the Offers vis-à-vis the interests of the shareholders and the liquidity of their securities; (ii) the impact of the offer on the interests of the Company; (iii) the announced strategic plans of the offeror for the Company; and (iv) any other point of consideration the board may deem relevant. The opinion of the Getnet Board, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the United States Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case, the Company’s board of directors is required to explain the reasons for its position. This U.S. Offer to Purchase and the related Letters of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company within ten business days from the date of this U.S. Offer to Purchase with the SEC contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This U.S. Offer to Purchase and the Letters of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer.

October 31, 2022

IMPORTANT

If you wish to tender all or any portion of your Securities in the U.S. Offer, this is what you must do:

•	If you or your securities intermediary holds ADSs and would like to tender them into the U.S. Offer, you must tender them to The Bank of New York Mellon, the tender agent for the U.S. Offer (the “Tender Agent”), to be received by the Tender Agent by 5:00 p.m. New York City time (the “Expiration Time”) on the Expiration Date. In order to tender your ADSs, you must take the following actions:

o	If you hold your ADSs directly in the form of ADRs, you must complete and sign the ADS Letter of Transmittal and return it together with your ADRs and any required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal;

o	If you hold your ADSs directly in uncertificated form on the books of the Depositary, you must complete and sign the ADS Letter of Transmittal and return it together with any required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal;

o	If you hold your ADSs indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, you must instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your ADSs to the Tender Agent on your behalf, by book-entry transfer, to an account maintained by the Tender Agent at The Depository Trust Company (the “DTC”) by using the automated tender system (the “ATOP system”) of the DTC. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Units and you would like to tender ADSs representing those Units in the U.S. Offer, you must first instruct your broker, dealer, commercial bank, trust company or other securities intermediary to deliver your Units with Santander CACEIS Brasil DTVM S.A., as custodian for the Depositary (the “Custodian”) at a specific account opened for this purpose at the B3 using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For deposit in the Getnet ADS facility
By order of:	_________(insert name and address of beneficial owner)_________

You must send instructions to the Depositary for the delivery of the ADSs, and pay issuance fees to the Depositary and any applicable taxes or other governmental charges payable in connection with such deposit. You may deposit with the Custodian any even number of Units you hold. The ADSs representing your Units will be delivered to you or to a securities account you specify and may be tendered through the Tender Agent using the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Holders of ADSs.” If you or your securities intermediary holds Shares directly in your own name and you would like to tender them through the Tender Agent in the form of ADSs, you will need to first convert your Shares into Units as described herein in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Conversion of Shares into Units or Units into Shares—Conversion of Shares into Units,” and then take the actions described in the preceding sentences. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration

v

Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Units directly in certificated form and you would like to tender ADSs representing those Units in the U.S. Offer, you will first have to deposit these Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

•	If you or your securities intermediary holds Shares or Units in book-entry form and you would like to tender such Shares or Units in the U.S. Offer, you must tender your Shares or Units through a broker, dealer, commercial bank, trust company or other securities intermediary to the Tender Agent, to be received by the Expiration Time, by instructing your broker, dealer, commercial bank, trust company or other securities intermediary to deliver those Shares or Units to the Custodian using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For tender in the U.S. Offer
By order of:	_________(insert name and U.S. address of beneficial owner)_________

Additionally, you must complete and sign the enclosed Share Letter of Transmittal or Unit Letter of Transmittal and return it together with all other required documentation to the Tender Agent. If you hold Shares and would like to tender them through the Tender Agent as Units, or if you hold Units and you would like to tender them through the Tender Agent as Shares, you must first convert your Shares into Units or your Units into Shares as described herein in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Conversion of Shares into Units or Units into Shares,” and then follow the steps described in the paragraphs above. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Shares or Units in certificated form and you would like to tender such Shares or Units in the U.S. Offer, you will first have to deposit these Shares or Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

Detailed instructions are contained in the Share Letter of Transmittal, Unit Letter of Transmittal, ADS Letter of Transmittal and in “The U.S. Offer―Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.” See the back cover of this U.S. Offer to Purchase for contact information for the Tender Agent.

Do NOT send any ADRs, the ADS Letter of Transmittal, the Share Letter of Transmittal, the Unit Letter of Transmittal or any related documents to Purchaser, the Information Agent, the Custodian or the Depositary.

Questions and requests for assistance, including information on how to tender your Securities, may be directed to Morrow Sodali International LLC, the information agent for the U.S. Offer (the “Information Agent”), at (800) 662-5200 (Toll-Free in North America) or +1 (203) 658-9400 (outside North America).

See the back cover of this U.S. Offer to Purchase for additional contact information. Requests for additional copies of this U.S. Offer to Purchase, the Letters of Transmittal, and other related materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

table of contents

Page

Summary Term Sheet	2
Introduction	13
Special Factors	16
1. Background	16
2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer	18
3. The Current Status of the Position of the Company’s Board of Directors	20
4. Position of Purchaser Regarding Fairness of the U.S. Offer	21
5. Effects of the U.S. Offer	31
6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed	34
7. Appraisal Rights; Rule 13e-3	34
8. Related Party Transactions	34
9. Interests of Certain Persons in the U.S. Offer	35
The U.S. Offer	36
1. Terms of the U.S. Offer	36
2. Acceptance for Payment and Payment for Securities	38
3. Procedures for Accepting the U.S. Offer and Tendering Securities	39
4. Withdrawal Rights	46
5. Material U.S. and Brazilian Federal Income Tax Consequences	47
6. Price Range of Securities; Dividends	51
7. Certain Information Concerning the Company	52
8. Certain Information Concerning Purchaser	56
9. Source and Amount of Funds	56
10. Dividends and Distributions	56
11. Conditions to the U.S. Offer	56
12. Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations	57
13. Certain Legal Matters; Regulatory Approvals	59
14. Fees and Expenses	60
15. Miscellaneous	60
Schedule A	62

Summary Term Sheet

PagoNxt Merchant Solutions, S.L., as Purchaser, is offering to purchase, in concurrent separate tender offers in Brazil and the United States, all outstanding (i) Common Shares, Preferred Shares and Units, and (ii) in the U.S. Offer only, ADSs, in each case other than any Securities held, directly or indirectly, by Purchaser and its affiliates, at a price per Security equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price), without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related Letters of Transmittal.

This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this U.S. Offer to Purchase and the Letters of Transmittal, and you should carefully read this U.S. Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and in the Letters of Transmittal. Purchaser has included in this summary term sheet cross-references to the sections of the U.S. Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this U.S. Offer to Purchase to “we,” “our” or “us” refer to Purchaser. The information concerning the Company contained herein and elsewhere in this U.S. Offer to Purchase has been provided to Purchaser by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the U.S. Offer. Purchaser has not independently verified the accuracy or completeness of such information.

In this U.S. Offer to Purchase, references to “United States dollars,” “U.S. dollars,” “U.S.$,” “$” or “dollars” are to U.S. currency, references to “Brazilian reais,” “reais,” the “Brazilian real” or “R$” are to Brazilian currency. Solely for the convenience of the reader, certain reais amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Brazilian real amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. As of December 31, 2021, 2020, 2019, 2018 and 2017, the exchange rate between Brazilian reais and U.S. dollars, as reported by the Brazilian Central Bank, was R$5.5805, R$5.1967, R$4.0307, R$3.8742 and R$3.3080, in each case, per U.S.$1.00. As of October 28, 2022, the exchange rate between Brazilian reais and U.S. dollars, as reported by the Brazilian Central Bank, was R$5.3454 per U.S.$1.00.

Who is offering to buy my securities?

PagoNxt Merchant Solutions, S.L. is a company organized under the laws of the Kingdom of Spain. As of the date of this U.S. Offer to Purchase, Purchaser owns, directly or indirectly, approximately 89.88% of the Company’s total capital through its ownership of 859,368,586 Common Shares and 818,376,771 Preferred Shares (including in the form of Units and ADSs). In addition, as of the date of this U.S. Offer to Purchase, Banco Santander, S.A. (“Santander”), Purchaser’s ultimate parent company, owns an additional 674,040 Common Shares. Further details on Purchaser’s affiliation with the Company can be found in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021, as filed with the SEC on March 10, 2022 (the “2021 Form 20-F”). See also “The U.S. Offer―Section 8. Certain Information Concerning Purchaser.”

What securities are you offering to purchase?

Purchaser is offering to purchase, on the terms and subject to the satisfaction and/or waiver of certain conditions as set out in this U.S. Offer to Purchase and the Letters of Transmittal, all of the outstanding Securities, including Common Shares, Preferred Shares, Units, or Units represented by ADSs, which Purchaser or its affiliates do not already own.

See the “Introduction” and “The U.S. Offer—Section 1. Terms of the U.S. Offer” to this U.S. Offer to Purchase.

Will there be proration in the U.S. Offer?

The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the CVM for registered tender offers, if up to one third of the Unaffiliated Securities, on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by the Consenting Shareholders and the Dissenting Shareholders are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration.

As the precise number of Securities tendered in the aggregate in the U.S. Offer and the Brazilian Offer needs to be ascertained in order to determine whether the Offers will be subject to proration, we expect to make a public announcement of the number of Securities that have been accepted for payment and of the results of the application of proration (if applicable) once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date.

See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Proration.”

How much are you offering to pay for my Securities, and what is the form of payment?

Purchaser is offering to pay the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price), without interest, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related Letters of Transmittal. All U.S. dollar payments to tendering holders of Securities pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. Purchaser will not pay interest on the U.S. Offer Price for Securities pursuant to the U.S. Offer, except to the extent it is required to do so in a subsequent offering period under Brazilian law.

See “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Squeeze-Out Offering” and “The U.S. Offer―Section 1. Terms of the U.S. Offer―Subsequent U.S. Offering Period.”

What is the market value of my Securities as of a recent date?

On May 19, 2022, the last trading day before Purchaser announced a non-binding proposal to acquire all of the Securities at a price of R$2.36 per Common Share and R$2.36 per Preferred Share, and R$4.72 per Unit, or, in the U.S. Offer only, the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS (in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer), the closing price of the Common Shares, Preferred Shares and Units reported on the B3 was R$1.81, R$1.78 and R$3.65, respectively, and the closing price of the ADSs reported on the NASDAQ was U.S.$1.47 per ADS. On October 28, 2022, the last trading day before commencement of the U.S. Offer, the closing price of the Common Shares, Preferred Shares and the Units reported on the B3 was R$2.29, R$2.36 and R$4.71, respectively, and the closing price of the ADSs reported on the NASDAQ was U.S.$1.75 per ADS.

How do I participate in the U.S. Offer?

If you wish to tender all or any portion of your Securities in the U.S. Offer, this is what you must do:

•	If you or your securities intermediary holds ADSs and would like to tender them into the U.S. Offer, you must tender them to The Bank of New York Mellon, the Tender Agent, to be received by the Tender Agent by the Expiration Time on the Expiration Date. In order to tender your ADSs, you must take the following actions:

o	If you hold your ADSs directly in the form of ADRs, you must complete and sign the ADS Letter of Transmittal and return it together with your ADRs and any required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal;

o	If you hold your ADSs directly in uncertificated form on the books of the Depositary, you must complete and sign the ADS Letter of Transmittal and return it together with any required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal;

o	If you hold your ADSs indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, you must instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your ADSs to the Tender Agent on your behalf, by book-entry transfer, to an account maintained by the Tender Agent at the DTC by using the ATOP system of the DTC. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Units and you would like to tender ADSs representing those Units in the U.S. Offer, you must first instruct your broker, dealer, commercial bank, trust company or other securities intermediary to deliver your Units with the Custodian at a specific account opened for this purpose at the B3 using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For deposit in the Getnet ADS facility
By order of:	_________(insert name and address of beneficial owner)_________

You must send instructions to the Depositary for the delivery of the ADSs, and pay issuance fees to the Depositary and any applicable taxes or other governmental charges payable in connection with such deposit. You may deposit with the Custodian any even number of Units you hold. The ADSs representing your Units will be delivered to you or to a securities account you specify and may be tendered through the Tender Agent using the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Holders of ADSs.” If you or your securities intermediary holds Shares directly in your own name and you would like to tender them through the Tender Agent in the form of ADSs, you will need to first convert your Shares into Units as described herein in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Conversion of Shares into Units or Units into Shares—Conversion of Shares into Units,” and then take the actions described in the preceding sentences. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Units directly in certificated form and you would like to tender ADSs representing those Units in the U.S. Offer, you will first have to deposit these Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

•	If you or your securities intermediary holds Shares or Units in book-entry form and you would like to tender such Shares or Units in the U.S. Offer, you must tender your Shares or Units through a broker, dealer, commercial bank, trust company or other securities intermediary to the Tender Agent, to be received by the Tender Agent by the Expiration Time, by instructing your broker, dealer, commercial bank, trust company or other securities intermediary to deliver those Shares or Units to the Custodian using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For tender in the U.S. Offer
By order of:	_________(insert name and U.S. address of beneficial owner)_________

Additionally, you must complete and sign the enclosed Share Letter of Transmittal or Unit Letter of Transmittal and return it together with all other required documentation to the Tender Agent. If you hold Shares and would like to tender them through the Tender Agent as Units, or if you hold Units and you would like to tender them through the Tender Agent as Shares, you must first convert your Shares into Units or your Units into Shares as described herein in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities—Conversion of Shares into Units or Units into Shares,” and then follow the steps described in the paragraphs above. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you or your securities intermediary holds Shares or Units in certificated form and you would like to tender such Shares or Units in the U.S. Offer, you will first have to deposit these Shares or Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

In any case, the Tender Agent must receive all required documents prior to 5:00 p.m. New York City time, on November 30, 2022, unless the U.S. Offer is extended. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.” See the back cover of this U.S. Offer to Purchase for additional contact information for the Tender Agent. You should be aware that brokers and other securities intermediaries will set their own cutoff dates and times to receive instructions relating to tenders in the U.S. Offer, which will be earlier than the Expiration Date. You should contact your broker, dealer, commercial bank, trust company or other securities intermediary to determine the cutoff date and time that applies to you.

If I am a holder of ADSs, can I tender my ADSs into the Brazilian Offer?

No. Holders of ADSs may only tender their ADSs in the U.S. Offer through the Tender Agent and are not eligible to directly tender their ADSs into the Brazilian Offer. If you hold ADSs and you would like to tender the Units represented by those ADSs in the Brazilian Offer, you must withdraw the Units represented by those ADSs and then tender those Units in the Brazilian Offer by following the procedures described in “If I am a U.S. holder of Shares or Units, can I tender my Shares or Units in the Brazilian Offer?” To withdraw Units underlying ADSs, a holder of ADSs must surrender the ADSs to the Depositary—the process to do so depends on whether the holder of ADSs (i) holds ADRs representing ADSs (in which case the ADRs must be delivered to the Depositary together with cancellation instructions and delivery instructions for the Units, whereupon the Depositary will cancel the ADSs and deliver the Units they represent to the holder), (ii) uncertificated ADSs on the books of the Depositary (in which case the holder must instruct the Depositary to cancel the ADSs and deliver the Units they represent to the holder), or (iii) ADSs through a broker or securities intermediary (in which case the holder must instruct the broker to surrender the ADSs to the Depositary through DTC and deliver the Units they represent to the account designated by the holder). In any event, the holder must pay a fee of U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs), a U.S.$17.50 cable fee, any taxes or fees/expenses of the Depositary, and any fees to their broker (if applicable). The withdrawal process is estimated to take two to three business days, depending on the procedures adopted by the broker, where applicable.

Please note that the U.S. Offer Price is payable in U.S. dollars, while the price to be paid per Share and Unit in the Brazilian Offer is payable in Brazilian reais under the terms described in the offering documents for the Brazilian Offer.

If I am a U.S. holder of Shares or Units, can I tender my Shares or Units in the U.S. Offer?

If you are a holder of ADSs or are a U.S. holder (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) of Shares or Units, you can tender them into the U.S. Offer, and you will receive the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer, in cash, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Letters of Transmittal, as applicable. If you are a non-U.S. holder of Shares or Units, you cannot tender into the U.S. Offer and will instead need to tender into the Brazilian Offer and receive R$2.36 per Common Share, R$2.36 per Preferred Share, and R$4.72 per Unit, payable in Brazilian reais.

If I am a U.S. holder of Shares or Units, can I tender my Shares or Units in the Brazilian Offer?

Yes. If you hold Shares or Units, to participate in the Brazilian Offer, you must, no later than 6:00 p.m. São Paulo time (4:00 p.m. New York City time), on the business day prior to the Auction Date, (1) contact a brokerage firm, (2) present certain required documentation and (3) ask the brokerage firm to register your Shares or Units at the Central Depositary and sell them in the Auction on your behalf. To sell your Shares or Units in the Auction, your brokerage firm must, no later than 12:00 p.m. São Paulo time (10:00 a.m., New York City time), on the Auction Date, transfer your Shares or Units (i) in the case of any officers or directors of the Company, to account no. 7204-8 maintained by the Central Depositary, exclusively for this purpose, and (ii) in the case of all other holders of Shares and Units, to account no. 7105-6 maintained by the Central Depositary, exclusively for this purpose. If you have invested in Shares or Units under Brazilian National Monetary Council (Conselho Monetário Nacional) Resolution No. 4,373, dated September 29, 2014 (“Resolution 4,373”) (which are registered at the Central Depositary), you should ask your Brazilian representative, for purposes of Resolution 4,373, to contact such a brokerage firm on your behalf and ensure that you qualify for, and are represented in, the Auction by such brokerage firm. It is your responsibility to contact a brokerage firm sufficiently in advance of the Expiration Date to ensure that your Shares or Units are tendered to the custody of the Central Depositary before the Auction.

Please note that the U.S. Offer Price is payable in U.S. dollars, while the price to be paid per Share and Unit in the Brazilian Offer is payable in Brazilian reais under the terms described in the offering documents for the Brazilian Offer.

Will I have to pay any brokerage fees or commissions?

If you are the record owner of Securities and you tender your Securities in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Securities through a broker, dealer, commercial bank, trust company or other securities intermediary, and your broker, dealer, commercial bank, trust company or other securities intermediary tenders your securities on your behalf, you will be responsible for any fees or commissions they may charge you in connection with such tender. In addition, you will be responsible for all governmental charges and taxes payable in connection with tendering your Securities. You should consult your broker, dealer, commercial bank, trust company or other securities intermediary to determine whether any charges will apply.

See also “—What additional fees will I have to bear?” and “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.”

What additional fees will I have to bear?

A holder of Shares, Units or ADSs that tenders such Securities directly in the U.S. Offer will not bear any fees payable to the Custodian or the Depositary in connection with such tender. Furthermore, a holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. However, a holder of Units that deposits its Units with the Depositary for the issuance of ADSs will have to pay a fee of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary for the issuance of the ADSs representing the Units it deposits. In addition, a holder of ADSs that cancels such ADSs will have to pay cancellation fees of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary.

If you tender your Shares or Units into the Brazilian Offer through the Auction on the B3, you must pay two combined fees to the B3 and the Central Depositary, each in an amount equal to 0.0345% of the value of the purchase price you receive.

See also “—Will I have to pay any brokerage fees or commissions?” and “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.”

Do you have the financial resources to make payment?

Yes. Purchaser has sufficient resources available to it to make the payment for your Securities. Based upon the Company’s filings with the SEC and more recent information provided to us by the Company, Purchaser estimates the total amount of funds necessary to purchase all of the outstanding Securities pursuant to the U.S. Offer to be approximately R$444.4 million (approximately U.S.$83.1 million based on the U.S.$/R$ exchange rate as published by the Brazilian Central Bank on October 28, 2022), excluding related transaction fees, costs and expenses.

For further information, see also “The U.S. Offer—Section 9. Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the U.S. Offer?

No. Purchaser’s financial condition should not be relevant to your decision whether to tender Securities into the U.S. Offer because:

•	you will receive payment solely in cash for any Securities that you tender into the U.S. Offer;

•	the U.S. Offer is for 100% of the outstanding Securities;

•	as described above, Purchaser has sufficient funds to purchase all Securities validly tendered, and not validly withdrawn, in the U.S. Offer; and

•	the consummation of the U.S. Offer is not subject to any financing condition.

See also “Introduction,” “The U.S. Offer—Section 9. Source and Amount of Funds” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer” for further information.

What are the most significant conditions to the U.S. Offer?

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” section of this U.S. Offer to Purchase, including, without limitation:

•	that since the commencement of the U.S. Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries

•	that none of the conditions described under “The U.S. Offer—Section 11. Conditions to the U.S. Offer” shall have occurred since the commencement of the U.S. Offer;

•	that since the commencement of the U.S. Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil, Spain or any other relevant jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, or shall have threatened to do any of the foregoing, which prevents or prohibits the consummation of the U.S. Offer, adversely affects the terms and/or conditions of the U.S. Offer or which entails additional risks, or causes any of the certain other effects described in “The U.S. Offer—Section 11. Conditions to the U.S. Offer”; and

•	that any additional conditions precedent to the Brazilian Offer shall have been satisfied or waived.

Consummation of the U.S. Offer is not conditioned on obtaining financing.

Is there an agreement governing the U.S. Offer?

No. There is no agreement in place between Purchaser and the Company governing the U.S. Offer.

What does the Company’s board of directors think of the U.S. Offer?

The Company is a Brazilian company and Brazilian law governs the duties and obligations of the Getnet Board. As of the date of this U.S. Offer to Purchase, the Getnet Board has not made any recommendation to its shareholders in connection with the Offers. However, under the Company’s bylaws, within 15 days after the commencement of the Brazilian Offer, the Getnet Board is required to prepare and disclose its grounded opinion on the Offers, which requires it to opine on: (i) the convenience and opportunity of the Offers vis-à-vis the interests of the shareholders and the liquidity of their securities; (ii) the impact of the offer on the interests of the Company; (iii) the announced strategic plans of the offeror for the Company; and (iv) any other point of consideration the Getnet Board may deem relevant. The opinion of the Getnet Board, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Getnet Board is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 3. The Current Status of the Position of the Company’s Board of Directors.” A more complete description of the Getnet Board’s position with respect to the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

What is your position as to the fairness of the U.S. Offer?

Purchaser believes that the U.S. Offer is in the best interest of the Company and its shareholders, and is fair to all of the shareholders of the Company other than Purchaser and its affiliates who own Securities, based upon the factors set forth under “Special Factors—Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer.”

Do you have interests in the U.S. Offer that are different from my interests as a shareholder of the Company?

Yes. Purchaser’s interests in the U.S. Offer are different from those of security holders of the Company being asked to tender their Securities in the U.S. Offer. If you tender your Securities in the U.S. Offer, you would cease to have any interest in the Company and would not have the opportunity to participate in the future earnings or growth, if any, of the Company and would not bear the burden of a future decrease, if any, in the value of the Company. In contrast, Purchaser would benefit from any future increase in the value of the Company and would also bear the burden of any future decrease in the value of the Company.

See “Special Factors—Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”

Do I need to do anything to retain my Securities?

No. If you do not wish to tender your Securities, you do not need to take any action. However, upon completion of the Deposit Agreement Termination (as defined below), the Depositary will no longer provide services in respect of the ADSs, and each holder would be limited to surrender or withdrawal rights with respect to such ADSs. Moreover, remaining holders of Securities following the SEC Deregistration (as defined below) should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. In addition, after the NASDAQ Delisting (as defined below), the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ.

Is this the first step in a going-private transaction?

Yes. The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to:

•	the termination of the Deposit Agreement in accordance with its terms (the “Deposit Agreement Termination”);

•	the delisting of the ADSs from the NASDAQ (the “NASDAQ Delisting”); and

•	if at any time there are less than 300 holders of Securities of record (worldwide or in the United States), the filing of a Form 15F with the SEC to deregister the Securities under the Exchange Act (“SEC Deregistration”).

Similarly, following the conclusion of the Brazilian Offer and provided that Consenting Shareholders tender or hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, Purchaser intends to deregister the Company as a publicly-held company in Brazil with the CVM and to delist the Shares and Units from the B3.

If you do not tender your Securities in the U.S. Offer and continue after expiration of the U.S. Offer to hold Securities, you would remain a shareholder of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ.

See also “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Delisting and Deregistration in the United States” and “The U.S. Offer―Section 12. Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

Will I have an opportunity to express my agreement or disagreement with the Company’s deregistration as a publicly-held company in Brazil?

Yes. In addition to the purposes described in “—Is this the first step in a going-private transaction?” above, the Offers are being made by Purchaser with the purpose of deregistering the Company as a publicly-held company in Brazil with the CVM and delisting the Shares and Units from the B3, in each case pursuant to the laws and regulations of Brazil.

If you wish to express your agreement with the deregistration of the Company as a publicly-held company in Brazil, you should take the following actions:

•	if you hold Shares or Units, please complete and return the applicable Letter of Transmittal and indicate on that form that you agree with the deregistration of the Company as a publicly-held company in Brazil with the CVM and deposit your Securities with the Custodian by following the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities”;

•	if you hold your ADSs directly in the form of ADRs, or if you hold your ADSs directly in uncertificated form on the books of the Depositary, you should complete and return the ADS Letter of Transmittal and indicate on that form that you agree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, but not tender Securities in the U.S. Offer; and

•	if you hold your ADSs indirectly through a broker or other securities intermediary, you will not be able to instruct your broker or other securities intermediary to transmit your expression of agreement to the Tender Agent and must instead instruct your broker or other securities intermediary to transfer your ADSs onto the books of the Depositary, contact the Information Agent to obtain a copy of the ADS Letter of Transmittal, and then follow the instructions described in the bullet point above.

If you wish to express your disagreement with the deregistration of the Company as a publicly-held company in Brazil, you should take on the following actions:

•	if you hold Shares or Units, you should:

o	complete and return the applicable Letter of Transmittal and indicate on that form that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, and deposit your Securities with the Custodian by following the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities”; or

o	qualify your Shares or Units for participation in the Auction as part of the Brazilian Offer, but either not tender Shares or Units in the Auction or register a tender price for your Securities that is greater than the offer price in the Auction;

•	if you hold your ADSs directly in the form of ADRs, or if you hold your ADSs directly in uncertificated form on the books of the Depositary, you should complete and return the ADS Letter of Transmittal and indicate on that form that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, but not tender Securities in the U.S. Offer; and

•	if you hold your ADSs indirectly through a broker or other securities intermediary, you will not be able to instruct your broker or other securities intermediary to transmit your expression of disagreement to the Tender Agent and must instead instruct your broker or other securities intermediary to transfer your ADSs onto the books of the Depositary, contact the Information Agent to obtain a copy of the ADS Letter of Transmittal, and then follow the instructions described in the bullet point above.

For purposes of Brazilian law, all Securities validly tendered into and not validly withdrawn from the U.S. Offer will be counted as having agreed with the deregistration of the Company as a publicly-held company in Brazil, and you will not be treated as a Dissenting Shareholder if you indicate on the applicable Letter of Transmittal that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM but you also validly tender your Securities into, and do not withdraw your Securities from, the U.S. Offer.

To transfer ADSs held through a broker or other securities intermediary onto the books of the Depositary, you must instruct your broker or other securities intermediary to withdraw your ADSs from the DTC account of that broker or other securities intermediary and direct the Depositary to register your ADSs on its books in uncertificated form using DTC’s

Direct Registration System and its Profile Modification System feature. You must ensure that your broker or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such transfer on your behalf prior to the Expiration Time. If you wish to once again transfer your uncertificated ADSs held on the books of the Depositary into DTC (subject to the stop transfer orders described in the following paragraph), you must similarly instruct your broker or other securities intermediary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant.

In addition, if you elect to return a Letter of Transmittal only for the purpose of indicating your agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil, you will nonetheless be required to deposit your Shares or Units with the Custodian (as applicable). Shares delivered to the Custodian for tender into the U.S. Offer or to express agreement or disagreement to the Tender Agent will be issued as unsponsored American depositary shares in book-entry form. By delivering such Letter of Transmittal and the Shares or Units to express agreement or disagreement, you will irrevocably authorize the Tender Agent to impose a stop transfer order on all of the Securities with respect to which you have made an election, which will prevent you from being able to transfer such Securities from the date the Letter of Transmittal and the Shares or Units are delivered to the Tender Agent. Holders of ADSs who elect to return a Letter of Transmittal only for the purpose of indicating their agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will not have to deliver those ADSs to the Tender Agent, but stop transfer orders will be placed on their accounts. Securities which have been delivered to the Custodian or ADSs that have had stop transfer orders placed on their accounts only for the purpose of indicating the holder’s agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will either be returned to the investors’ original account in Brazil (in the case of Shares or Units) or will have the stop transfer orders removed from their accounts (in the case of ADSs) after the Expiration Time of the U.S. Offer or after the U.S. Offer is terminated. Any Securities tendered will also be subject to a stop transfer order from the date on which they are tendered until the date the U.S. Offer is completed or terminated.

See also “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Delisting and Deregistration in Brazil” and “The U.S. Offer―Section 12. Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

What actions is Purchaser considering if Purchaser obtains 95% or more of the outstanding Securities?

Under Brazilian law, subject to certain requirements, upon the settlement of a public tender offer conducted in respect of a companhia aberta (a registered and listed company, such as the Company) aimed at cancelling the registration of the target company with the CVM, if the remaining minority shareholders represent less than 5% of the total outstanding shares of the target company, the acquirer is entitled to call an extraordinary shareholders’ meeting and cause the target company to conduct a squeeze-out and purchase the shares of the remaining minority securityholders for the same price (as adjusted SELIC rate) offered at the public tender offer. If after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. The price in this squeeze-out offering shall be the U.S. Offer Price, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the squeeze-out price (which must be made within 15 days of the date of the Company’s extraordinary shareholders’ meeting).

How long do I have to decide whether to tender in the U.S. Offer? Can the U.S. Offer be extended?

The Tender Agent must receive all required documents prior to 5:00 p.m. New York City time, on November 30, 2022, unless the U.S. Offer is extended. See “The U.S. Offer—Section 1. Terms of the U.S. Offer.” There will be no guaranteed delivery process available to tender any Securities.

If any of the U.S. Offer Conditions has not been satisfied or waived at the Expiration Date, Purchaser may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. Purchaser may also provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. Purchaser is also required to extend the U.S. Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NASDAQ or by any applicable U.S. federal securities law. If Purchaser extends the U.S. Offer or provides for a subsequent offering period, Purchaser will inform the Tender Agent of that fact and will make a public announcement of the extension once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date. Please be aware that if your Securities are held by a broker, dealer, commercial bank, trust company or other securities intermediary, they may require advance notification before the Expiration Date of the U.S. Offer in order to be able to tender your Securities prior to the expiration of the U.S. Offer.

See “The U.S. Offer—Section 1. Terms of the U.S. Offer,” “The U.S. Offer—Section 2. Acceptance of Payment and Payment for Securities” and “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.”

Will there be a subsequent offering period? If so, when will such period begin?

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date if more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless Purchaser is required to provide for a subsequent offering period as described in the following paragraph).

In addition, as required under Brazilian law, if, after the initial offering period, Consenting Shareholders hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities collectively held by the Consenting Shareholders and Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser for a period of three calendar months after the Auction Date, for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate until the date of effective payment.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights during the subsequent offering period, as described under “The U.S. Offer—Section 4. Withdrawal Rights,” and when Purchaser commences the subsequent offering period, Purchaser will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date.

See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

When and how will I be paid for my tendered Securities?

As the precise number of Securities tendered in the aggregate in the U.S. Offer and the Brazilian Offer needs to be ascertained in order to determine whether the Offers will be subject to proration, we expect to make a public announcement of the number of Securities that have been accepted for payment and of the results of the application of proration (if applicable) once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date.

If the U.S. Offer Conditions are satisfied or waived as of the expiration of the U.S. Offer, Purchaser will accept for payment and pay for all validly tendered and not validly withdrawn Securities (subject to proration, if applicable) three business days after the Expiration Date, in accordance with the law and practice of Brazil.

As required under Brazilian law, if, after the initial offering period, the Consenting Shareholders tendered or held Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held by the Consenting Shareholders and the Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser at any time during the three calendar months after the Auction Date. If Purchaser provides for such a subsequent offering period, Purchaser will pay for all validly tendered and not validly withdrawn Securities during such subsequent offering period in up to 15 calendar days from the date on which the relevant Securities are tendered.

Purchaser will pay for your validly tendered and not validly withdrawn Securities (subject to proration, if applicable) by depositing the purchase price with the Tender Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by the Tender Agent of the Share Letter of Transmittal, Unit Letter of Transmittal or the ADS Letter of Transmittal (or a facsimile thereof), as appropriate, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, all Agent’s Messages (as defined below)), and any other documents required by the Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal, as described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.”

How and until what time may I withdraw previously tendered Securities in the U.S. Offer?

To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by December 30,

2022 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Securities for payment.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities.

See “The U.S. Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in the U.S. Offer?

Holders of Securities will not have appraisal rights in connection with the U.S. Offer. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

Generally, what are the material United States federal income tax consequences of tendering Securities?

Generally, if you are a U.S. Holder (as defined under “The U.S. Offer—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences”), the sale of your Securities pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. Further, the sale of your Securities pursuant to the U.S. Offer may be a taxable transaction for Brazilian federal income tax purposes. See “The U.S. Offer—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences.” Purchaser urges holders of Securities to consult their own tax advisors about the tax consequences of the U.S. Offer in light of their particular circumstances.

To whom may I speak if I have questions about the U.S. Offer?

You may call Morrow Sodali International LLC, the Information Agent for the U.S. Offer, toll-free at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside North America) or email to opagetnet@investor.morrowsodali.com. See the back cover of this U.S. Offer to Purchase for additional contact information.

To the Holders of Shares, Units and ADSs:

Introduction

PagoNxt Merchant Solutions, S.L., a company organized under the laws of the Kingdom of Spain, hereby offers to purchase all the issued and outstanding (i) Common Shares, Preferred Shares and Units and (ii) in the U.S. Offer only, ADSs, in each case other than any Securities held, directly or indirectly, by Purchaser and its affiliates, at a price per Security equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) (“Brazilian Central Bank”) on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price), without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Letters of Transmittal. All U.S. dollar payments to tendering holders of Securities pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. Purchaser will not pay interest on the U.S. Offer Price for Securities pursuant to the U.S. Offer, except to the extent it is required to do so in a subsequent offering period under Brazilian law. See “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Squeeze-Out Offering” and “The U.S. Offer―Section 1. Terms of the U.S. Offer―Subsequent U.S. Offering Period.”

A holder of Shares, Units or ADSs that tenders such Securities directly in the U.S. Offer will not bear any fees payable to the Custodian or the Depositary in connection with such tender. Furthermore, a holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. However, a holder of Units that deposits its Units with the Depositary for the issuance of ADSs will have to pay a fee of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary for the issuance of the ADSs representing the Units it deposits. In addition, a holder of ADSs that cancels such ADSs will have to pay cancellation fees of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary.

Shareholders who hold their Securities through a broker, dealer, commercial bank, trust company or other securities intermediary should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup withholding of federal United States income tax. See “The U.S. Offer—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences.” Purchaser will pay all charges and expenses of The Bank of New York Mellon, as the Tender Agent, and Morrow Sodali International LLC, as the Information Agent, incurred in connection with the U.S. Offer and in accordance with the terms of the agreements entered into by and between Purchaser or any affiliate thereof and each such person. See “The U.S. Offer—Section 14. Fees and Expenses.”

The U.S. Offer is subject to certain conditions set forth in “The U.S. Offer―Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase. The U.S. Offer is not subject to any financing condition. Purchaser expressly reserves the right to waive any U.S. Offer Condition.

According to the Company, as of the date of this U.S. Offer to Purchase, the Company’s share capital consists of 1,866,722,202 shares issued and outstanding, including 950,718,477 common shares, no par value, and 916,003,725 preferred shares, no par value, all of which are book-entry shares and are fully paid in. As of the date of this U.S. Offer to Purchase, Purchaser owns, directly or indirectly, approximately 89.88% of the Company’s total capital through its ownership of 859,368,586 Common Shares and 818,376,771 Preferred Shares (including in the form of Units and ADSs). In addition, as of the date of this U.S. Offer to Purchase, Santander, Purchaser’s ultimate parent company, owns an additional 674,040 Common Shares. Further details on Purchaser’s affiliation with the Company can be found in the 2021 Form 20-F.

The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the CVM for registered tender offers, if up to one third of the Unaffiliated Securities, on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by the Consenting Shareholders and the Dissenting Shareholders are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all

Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Proration.”

The purpose of the Offers is for Purchaser to acquire as many Securities as possible. In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date if more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless Purchaser is required to provide for a subsequent offering period as described in the following sentence). In addition, as required under Brazilian law, if, after the initial offering period, Consenting Shareholders hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities collectively held by the Consenting Shareholders and Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser for a period of three calendar months after the Auction Date, for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate until the date of effective payment. For further information, see “ The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the Deposit Agreement Termination, the NASDAQ Delisting and the SEC Deregistration, as further described under “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction.” Similarly, following the conclusion of the Brazilian Offer and provided that Consenting Shareholders tender or hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, Purchaser intends to deregister the Company as a publicly-held company in Brazil with the CVM and to delist the Shares and Units from the B3.

Moreover, under Brazilian law, subject to certain requirements, upon the settlement of a public tender offer conducted in respect of a companhia aberta (a registered and listed company, such as the Company) aimed at cancelling the registration of the target company with the CVM, if the remaining minority shareholders represent less than 5% of the total outstanding shares of the target company, the acquirer is entitled to call an extraordinary shareholders’ meeting and cause the target company to conduct a squeeze-out and purchase the shares of the remaining minority securityholders for the same price (as adjusted SELIC rate) offered at the public tender offer. If after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. The price in this squeeze-out offering shall be the U.S. Offer Price, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the squeeze-out price (which must be made within 15 days of the date of the Company’s extraordinary shareholders’ meeting). See also “Special Factors—Section 5. Effects of the U.S. Offer—Going Private Transaction—Squeeze-Out Offering.”

For more information, see “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

Cautionary Statement Regarding Forward-Looking Statements

This U.S. Offer to Purchase includes certain forward-looking statements. These statements may be identified by words like “believes,” “anticipates,” “plans,” “expects,” “projects,” “anticipates,” “should,” “will,” “intends,” “probability,” “risk,” “target,” “goal,” “objective,” “estimate,” “future” and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Purchaser or the Company or their respective affiliates, including as a result of the implementation of the transactions described herein. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstance and a number of risks, uncertainties and other important factors may cause actual developments and results to differ materially from expectations. Risks and uncertainties include, among other things: risks related to the U.S. Offer, including uncertainties as to how many of the Company’s securityholders will tender their shares in the U.S. Offer; general economic or industry conditions of areas where Purchaser or the Company have significant operations or investments (such as a worse economic environment, higher volatility in capital markets, inflation or deflation, changes in demographics, consumer spending, investment or saving habits and the effects of the COVID-19 pandemic on the global economy); exposure to various market risks (particularly interest rate risk, foreign exchange rate risk, equity price risk and risks associated with the replacement of benchmark indices); potential losses from early repayments on loan and investment portfolios, declines in value of collateral securing loan portfolios, and counterparty risk; political stability in Spain, the United Kingdom, other European countries, Latin America and the United States; changes in legislation, regulations, taxes, including regulatory capital and liquidity requirements, especially in view of the United Kingdom’s exit from the European Union and increased regulation in response to financial crisis; the ongoing war between Russia and Ukraine; the ability to integrate successfully acquisitions and related challenges that result from the inherent diversion of management’s focus and resources from other strategic opportunities and operational matters; changes in access to liquidity and funding on acceptable terms, in particular if resulting from credit spread shifts or downgrades in credit ratings; and other risks and uncertainties discussed in (i) the Company’s filings with the SEC, including the “Item 3. Key Information—D. Risk Factors” and “Forward-Looking Statements” sections of the Company’s most recent annual report on Form 20-F and (ii) the filings with the SEC of Santander, Purchaser’s ultimate parent company, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of Santander’s most recent annual report on Form 20-F. You can obtain copies of the Company’s, Purchaser’s and Santander’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those that will be set forth in this U.S. Offer to Purchase, the Purchaser's Tender Offer Statement on Schedule TO, the Purchaser's Transaction Statement on Schedule 13E-3, the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company, and other tender offer documents filed or to be filed by Purchaser and the Company. All forward-looking statements in this U.S. Offer to Purchase are qualified in their entirety by this cautionary statement.

This U.S. Offer to Purchase and the related Letters of Transmittal contain important information and should be read carefully before any decision is made with respect to the U.S. Offer.

Except as otherwise stated herein, this U.S. Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s securityholders.

Special Factors

1.	Background

The Company was founded in 2003 as a technology company focused on payment solutions and top-ups for prepaid cell phone accounts by means of point-of-sale devices. The Company’s mission is to be one step ahead in solutions and technologies and thereby contribute to the growth of its customers. It works in a close, agile and simple way, offering solutions for those who want to be in control of their businesses—both for those who sell and for those who buy. With the Company’s nationwide presence in Brazil, over 887,600 accredited commercial establishments use its services daily. The graphic below summarizes the main services offered by the Company, as well as its main distribution channels:

The Company initially began to partner with Banco Santander (Brasil) S.A., a company organized under the laws of Brazil and a subsidiary of Santander (“Santander Brasil”) in 2011, which resulted in a joint venture between the Company and Santander Brasil responsible for distributing point-of-sale (“POS”) devices. In 2014, the Company was merged into this joint venture and the resulting entity adopted the Company’s current corporate name. As a result, Santander Brasil became the owner of shares representing 88.5% of the total corporate capital of the Company. In 2018, Santander Brasil acquired the remaining minority interests in the Company, which became its wholly-owned subsidiary.

On February 25, 2021, Santander Brasil informed its shareholders and the market in general that the executive board of Santander Brasil, in a meeting held on that same day, approved a spin-off (the “Spin-Off”) of the equity interests held by Santander Brasil in the Company, subject to a favorable resolution by the shareholders of Santander Brasil at an extraordinary general meeting. After approval of the studies and a favorable proposal by Santander Brasil’s board of directors, on March 31, 2021, Santander Brasil’s shareholders approved the Spin-Off and the distribution of the shares of the Company owned by Santander Brasil to Santander Brasil’s shareholders pro rata to their respective stake in Santander Brasil. As part of the Spin-Off, all of the Company’s Shares and Units were transferred to the then shareholders of Santander Brasil (including holders of units represented by Santander Brasil American depositary shares). As a result of the Spin-Off, the Units, Common Shares and Preferred Shares began trading on a stand-alone basis on the basic listing segment of the B3 on October 18, 2021 under the ticker symbol “GETT11,” “GETT3” and “GETT4,” respectively. The ADSs began trading on a “when-issued” basis on the NASDAQ on October 18, 2021 and began “regular-way” trading on a stand-alone basis on the NASDAQ on October 22, 2021 under the ticker symbol “GET.”

Following the Spin-Off, Santander, the controlling shareholder of Santander Brasil, remained as the Company’s direct and indirect controlling shareholder. However, instead of holding its interest in the Company through Santander Brasil, immediately after the Spin-Off it held its interest in the Company through Grupo Empresarial Santander S.L. (“GES”) and Sterrebeeck B.V. (“Sterrebeeck”). In the fourth quarter of 2021, Santander reorganized its equity interests in the Company’s share capital. This reorganization changed the Company’s direct shareholders but did not result in any changes to its ultimate shareholders. Specifically, in November 2021:

•	Sterrebeeck split off its interest in 42.81% of the Common Shares and 42.03% of the Preferred Shares to Purchaser, and, in exchange for this interest, Purchaser increased its share capital and issued new shares to Sterrebeeck’s sole shareholder, Santander. Upon completion of the Sterrebeeck split-off, Santander contributed its shares in Purchaser to PagoNxt S.L., Purchaser’s parent company (“PNSL”). As a result, Purchaser became a wholly-owned subsidiary of PNSL, which is itself a wholly-owned (directly or indirectly) subsidiary of Santander;

•	GES split off its interest in 47.58% of the Common Shares and 47.32% of the Preferred Shares to Purchaser, and, in exchange for this interest, Purchaser increased its share capital and issued new shares to the shareholders of GES, i.e., Santander, Santander Investment S.A (“SISA”) and Santander Investment 1 S.A.U. (“SI1”) pro rata to their respective interests in GES. Upon completion of the GES split-off, Santander contributed its shares in Purchaser to PNSL, and SISA and SI1 transferred their shares in Purchaser to PNSL.

Following the reorganization above described above, GES and Sterrebeeck ceased to be shareholders of the Company.

As part of the regular review of Purchaser’s businesses, Purchaser’s senior management together with other representatives of Santander and its consolidated subsidiaries (the “Santander Group”) regularly review its long-term strategic goals and potential ways to address strategic imperatives and industry developments. As part of this process, senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives. Beginning in March 2022, senior management began to consider the potential acquisition of the remaining equity securities of the Company that Purchaser does not already own. Purchaser’s senior management and Santander Group representatives believed that a potential acquisition of the equity securities of the Company that Purchaser did not own would be consistent with Purchaser’s goal to deploy more capital in the Americas and to continue to increase the weight of markets with structural growth in Purchaser’s business portfolio, while at the same time eliminating the inefficiency of incurring the costs of a public company with only a small base of public shareholders.

Beginning on March 16, 2022, members of Purchaser’s senior management and Santander Group representatives and representatives of Pinheiro Neto Advogados (“PNA”), Purchaser’s Brazilian external counsel, and Davis Polk & Wardwell LLP (“DPW”), Purchaser’s U.S. external counsel, held preliminary discussions regarding a potential acquisition of the equity securities of the Company, including discussions with respect to the potential transaction structure, timeline and required documentation.

On May 12, 2022, the Company and Purchaser entered into a non-disclosure agreement relating to the proposed transaction. On May 13, 2022, Mr. Javier San Felix and Mr. Ignacio Narvarte, the chief executive officer of PNSL and deputy chief executive officer of Purchaser, respectively, notified the Company’s senior management (Mr. Cassio Schmitt (the Company’s chief executive officer), Mr. André Parize (the Company’s chief financial officer), Mr. Luciano Decourt Ferrari (the Company’s then head of investor relations) and Ms. Daniela Mussolini (the Company’s general counsel)) that Purchaser was considering making an offer to acquire for cash the equity securities of the Company that it did not directly or indirectly own and seeking delisting of the equity securities of the Company from the B3 and the NASDAQ. Mr. Javier San Felix highlighted the confidential nature of the potential offer and indicated that Purchaser’s board of directors (“Purchaser’s Board”) had not yet approved a transaction and therefore there could be no assurance that Purchaser would proceed with an offer. Mr. Javier San Felix explained that, taking into consideration that any potential transaction would in most scenarios include a delisting of the equity securities of the Company, Purchaser’s intention was to engage with the Company to move towards making a final decision and potentially launching the process.

On May 17, 2022, Purchaser’s Board passed a written resolution in which it approved the announcement of the Offers.

On May 19, 2022, Purchaser delivered to the Getnet Board a controlling shareholder letter (the “Letter”), announcing its intent to acquire all of the Securities, including Shares and Units represented by ADSs, for a purchase price of R$2.36 per Common Share and R$2.36 per Preferred Share, and R$4.72 per Unit, or, in the U.S. Offer only, the U.S. dollar equivalent of the price of R$9.44 (based on the U.S.$/R$ exchange rate on the business day prior to the settlement date of the U.S. Offer, as published by the Brazilian Central Bank), to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which would not be deducted from the offered price).

On May 24, 2022, members of Purchaser’s senior management and the Getnet Board and members of PNA had a courtesy call with the CVM to discuss the proposed transactions. Subsequent meetings were held between such parties and the B3 to discuss specifics with respect to reconciling Brazilian and U.S. federal law governing third-party tender offers.

On May 27, 2022, the members of the Getnet Board held a meeting to consider the terms of the Letter and resolve on (1) the appointment of KPMG Auditores Independentes Ltda. (“KPMG”) as the appraiser that would prepare the appraisal report of the Company, as required under Brazilian law, and (2) the call notice for an extraordinary general shareholders’ meeting of the Company to resolve on the termination of the Company’s registrations with the CVM and the SEC, conditioned on the completion of the Offers.

On May 30, 2022, the Company called an extraordinary general shareholders’ meeting of the Company to be held on July 8, 2022 to resolve on the abovementioned matters.

Between May 30, 2022, and October 28, 2022, Purchaser and representatives of DPW, the Information Agent and/or the Tender Agent participated in a number of discussions on the U.S. Offer, including, among other details, a summary analysis of steps, and an estimated timeline related thereto, certain legal aspects of the Offers and disclosures set forth in this U.S. Offer to Purchase, and the U.S. Offer Conditions and the proposed offer periods. In connection with these discussions, Purchaser, following consultations with representatives of DPW and the Tender Agent, decided that the cash consideration to be paid to U.S. holders of Shares and Units would be payable in U.S. dollars rather than Brazilian reais.

On June 20, 2022, we submitted a first draft of the Brazilian tender offer notice, known as an Edital (the “Brazilian Tender Offer Notice”), to the CVM, describing our proposed tender offer (including the steps to be taken towards the deregistration of the Company). On June 24, 2022, we were notified by the CVM that their analysis of the Brazilian Tender Offer Notice would commence only upon filing of an appraisal report of the Company, as required by Brazilian law.

On July 8, 2022, the Company’s shareholders convened and approved the deregistration from the CVM and SEC in connection with an all cash tender offer by Purchaser as contemplated by the Letter, conditioned on the completion of the Offers.

On July 15, 2022, the Company published a material fact announcement (fato relevante) to disseminate the appraisal report prepared by KPMG. KPMG concluded that the Company’s valuation as of March 31, 2022, as assessed using a discounted cash flow method, was between R$3,960.0 million and R$4,350.0 million, which would be equal to a price per Unit in the range of R$4.24 to R$4.66 or a price per Share in the range of R$2.12 to R$2.33.

On July 21, 2022, we submitted a revised draft of the Brazilian Tender Offer Notice to the CVM, which superseded the first draft of the Brazilian Tender Offer Notice and submitted the appraisal report prepared by KPMG to the CVM for review. Following receipt of comments from the CVM on August 15, 2022, we submitted a revised draft of the Brazilian Tender Offer Notice to the CVM on September 8, 2022. This revised draft of Brazilian Tender Offer Notice included a revised version of the appraisal report prepared by KPMG. KPMG’s conclusions with respect to the valuation of the Company did not change in the revised version of their appraisal report.

We received additional comments from the CVM on September 23, 2022, and submitted a revised draft of the Brazilian Tender Offer Notice on September 29, 2022. Additional comments were received from the CVM on October 3, 2022, and a revised draft of the Brazilian Tender Offer Notice was submitted on October 5, 2022. Additional comments were received from the CVM on October 25, 2022, and a response to those comments including a revised version of the appraisal report prepared by KPMG was submitted on October 26, 2022 (KPMG’s conclusions with respect to the valuation of the Company did not change in the revised version of their appraisal report). The CVM registered the Brazilian Offer and approved the Brazilian Tender Offer Notice on October 27, 2022.

On October 31, 2022, Purchaser commenced the U.S. Offer.

2.	Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer

Purchaser’s Reasons for the U.S. Offer

Purchaser’s Board approved the U.S. Offer by written resolution on May 17, 2022. In reaching its decision to approve these matters, Purchaser’s Board consulted with Purchaser’s management, the management of the Santander Group and its legal advisors and considered a variety of factors, including the material factors described below. This summary of Purchaser’s reasons for conducting the U.S. Offer and the other information presented in this section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the “Cautionary Statement Regarding Forward-Looking Statements” section of this U.S. Offer to Purchase.

The purpose of the Offers is for Purchaser to acquire as many Securities as possible. Purchaser intends to increase its direct and indirect beneficial ownership of the outstanding Securities from its current holding of approximately 89.88% to 100% of the outstanding Securities, while allowing holders of Securities an opportunity to receive the U.S. Offer Price by tendering their securities pursuant to the U.S. Offer.

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date if more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless Purchaser is required to provide for a subsequent offering period as described in the following sentence). In addition, as required under Brazilian law, if, after the initial offering period, Consenting Shareholders hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities collectively held by the Consenting Shareholders and Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser for a period of three calendar months after the Auction Date, for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate until the date of effective payment. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

Moreover, if after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. For further information see “—Plans for the Company after the U.S. Offer.”

Purchaser determined that structuring the transaction as a cash tender offer at the U.S. Offer Price was efficient and appropriate because (i) it will allow the Unaffiliated Security Holders to immediately monetize their investment in the Company, (ii) the cash tender offer can be funded at no cost with available cash and (iii) an alternative U.S. Offer for shares of Purchaser may not be attractive to certain Unaffiliated Security Holders as they are prohibited from acquiring and holding shares in companies outside emerging markets. Because the transaction structure is consistent with the objectives of Purchaser, Brazilian legal requirements and with market practice, Purchaser did not consider any alternative transaction structure.

The reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in approving the Offers are as follows:

•	Purchaser, along with Santander, intends to consolidate its shareholding in the payments sector around the Company.

•	Purchaser has plans to accelerate the deployment of the Company’s global franchise in Europe and globally, and acquiring minority stakes in the Company would provide flexibility and simplicity to Purchaser’s structure.

•	Purchaser believes that SEC Deregistration is in the Company’s best interests, as, in Purchaser’s opinion, the Company does not intend, in the future, to seek funding for its activities from the U.S. capital markets, and maintaining the registration of its Securities under the Exchange Act is therefore an unnecessary cost the funds for which could be better allocated by investing in the Company’s activities. In other words, SEC Deregistration would eliminate the inefficiency of incurring the costs of a public company while only having a small base of public shareholders.

The foregoing discussion of the information and factors considered by Purchaser’s Board is not intended to be exhaustive and includes only the material factors considered by Purchaser. In view of the variety of factors considered in connection with its evaluation of the transaction, Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. Purchaser did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Purchaser based its determination on the totality of the information presented to and considered by it.

Purchaser expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

Plans for the Company after the U.S. Offer

The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the Deposit Agreement Termination, the NASDAQ Delisting and the SEC Deregistration.

Similarly, following the conclusion of the Brazilian Offer and provided that Consenting Shareholders tender or hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, Purchaser intends to deregister the Company as a publicly-held company in Brazil with the CVM and to delist the Shares and Units from the B3.

Moreover, under Brazilian law, subject to certain requirements, upon the settlement of a public tender offer conducted in respect of a companhia aberta (a registered and listed company, such as the Company) aimed at cancelling the registration of the target company with the CVM, if the remaining minority shareholders represent less than 5% of the total outstanding shares of the target company, the acquirer is entitled to call an extraordinary shareholders’ meeting and cause the target company to conduct a squeeze-out and purchase the shares of the remaining minority securityholders for the same price (as adjusted SELIC rate) offered at the public tender offer. If after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. The price in this squeeze-out offering shall be the U.S. Offer Price, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the squeeze-out price (which must be made within 15 days of the date of the Company’s extraordinary shareholders’ meeting).

If you do not tender your Shares, Units or ADSs in the U.S. Offer and continue after expiration of the Offers to hold Shares, Units or ADSs, you would remain a holder of Securities of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ. SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

See also “Special Factors—Section 5. Effects of the U.S. Offer—Going Private Transaction,” and “Special Factors—Section 7. Appraisal Rights; Rule 13e-3” for further information.

Except as otherwise described in this U.S. Offer to Purchase, Purchaser has no current proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company or (iv) any other material change in the Company’s corporate structure or business.

3.	The Current Status of the Position of the Company’s Board of Directors

The Company is a Brazilian company and Brazilian law governs the duties and obligations of the Getnet Board. As of the date of this U.S. Offer to Purchase, the Getnet Board has not made any recommendation to its shareholders in connection with the Offers. However, under the Company’s bylaws, within 15 days after the commencement of the Brazilian Offer, the Getnet Board is required to prepare and disclose its grounded opinion on the Offers, which requires it to opine on: (i) the convenience and opportunity of the Offers vis-à-vis the interests of the shareholders and the liquidity of their securities; (ii) the impact of the offer on the interests of the Company; (iii) the announced strategic plans of the offeror for the Company; and (iv) any other point of consideration the Getnet Board may deem relevant. The opinion of the Getnet Board, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Getnet Board is required to explain the reasons for its position. See “Introduction,” “Special

Factors—Section 1. Background” and “Special Factors—Section 3. The Current Status of the Position of the Company’s Board of Directors.” A more complete description of the Getnet Board’s position with respect to the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

4.	Position of Purchaser Regarding Fairness of the U.S. Offer

The U.S. Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to unaffiliated security holders be filed with the SEC and disclosed to such unaffiliated security holders. Purchaser is making the statements included in this part of the U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholder of the Company as to whether the securityholder should tender its Securities, and Purchaser’s views as to the fairness of the transaction should not be construed as a recommendation to any securityholder as to whether the holder should tender its Securities.

The following discussion of the information and factors considered by Purchaser in connection with the fairness of the U.S. Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the following factors in reaching its conclusion as to the fairness of the U.S. Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the U.S. Offer is fair to the unaffiliated security holders. This belief should not, however, be construed as a recommendation to any unaffiliated security holder to tender its Securities in connection with the U.S. Offer. As noted above, Purchaser is not making any recommendation as to whether such unaffiliated security holders should tender their Securities in connection with the U.S. Offer. Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.

Neither Purchaser nor its affiliates undertook a formal evaluation of the fairness of the transaction to the unaffiliated security holders. No financial advisor provided Purchaser or any of its affiliates (other than the appraisal report prepared by KPMG (as defined below), at the request of the Getnet Board, in connection with the Offers) with any analysis or opinion with respect to the fairness of the U.S. Offer Price to the unaffiliated security holders. Purchaser did not receive any independent reports, opinions or appraisals from any third party that is materially related to the transaction in connection with the U.S. Offer Price or the fairness of the U.S. Offer Price offered to the unaffiliated security holders or the fairness of the U.S. Offer to the Company or its affiliates or to the unaffiliated security holders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the U.S. Offer Price to the unaffiliated security holders.

Based on its knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business and the following factors, which are considered material and not listed in any relative order of importance, Purchaser believes that the U.S. Offer is both substantively and procedurally fair to the unaffiliated security holders. The reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in concluding that the U.S. Offer is substantively fair are as follows:

•	Purchaser is offering to unaffiliated security holders a fair solution, given the prevalent low liquidity of the Shares, Units and ADSs and the performance of the Brazilian capital markets and comparable listed payments companies since the Company’s listing in October 2021 (which benchmark indices have fallen by approximately 28% in this period). The Securities have historically had limited liquidity in the stock markets, and their trading volumes and prices are considered low. From March 30, 2022 to September 26, 2022, the average daily trading volume for the Units on the B3 and the ADSs on the NASDAQ was 662,000 Units and 73,000 ADSs, respectively, according to Factset.

Source: Factset, as of September 26, 2022.

(1)	ADTV means average daily trading volume.

•	Purchaser is offering unaffiliated security holders the opportunity to recoup the price paid at the opening listing auction of the Securities, without discounting the R$394.1 million in dividend and interest on capital (or 9.0% of the price at which the Units were delivered at listing) that holders of Securities will have received from listing until the settlement of the Offers (including the payment of the interest on capital announced on May 4, 2022 and paid on June 27, 2022), despite the fact that the trading price of the Units on the B3 has declined by 23% and the trading price of comparable Brazilian securities has declined by approximately 60% from the date of the Company’s listing to May 19, 2022.

•	Purchaser believes that the Offers represent an opportunity for unaffiliated security holders to monetize their positions held in Shares, Units and ADSs with low liquidity at a premium well above that paid in previous, comparable transactions. The U.S. Offer Price represents a premium of 29.3% in relation to the closing market price of the Units on the B3 on May 19, 2022 (the date on which the Offers were announced). Accordingly, Purchaser believes that the Offers represent an attractive liquidity opportunity for minority shareholders in light of the premium offered.

•	Purchaser, along with Santander, intends to consolidate its shareholding in the payments sector around the Company. Furthermore, Purchaser has plans to accelerate the deployment of the Company’s global franchise in Europe and globally, and acquiring minority stakes in the Company would provide flexibility and simplicity to Purchaser’s structure.

•	Purchaser believes that SEC Deregistration is in the Company’s best interests, as, in Purchaser’s opinion, the Company does not intend, in the future, to seek funding for its activities from the U.S. capital markets, and maintaining the registration of its Securities under the Exchange Act is therefore an unnecessary cost the funds for which could be better allocated by investing in the Company’s activities. In other words, SEC Deregistration would eliminate the inefficiency of incurring the costs of a public company while only having a small base of public shareholders.

•	The U.S. Offer Price, at the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, is greater than the upper limit of the range of the fair value of the Securities as assessed by KPMG and described in “—Appraisal Report by KPMG Auditores Independentes Ltda.” Purchaser believes that KPMG’s appraisal report supports the conclusion that the U.S. Offer Price is fair.

•	The U.S. Offer Price is payable to the unaffiliated security holders entirely in cash, which provides certainty of value and immediate liquidity to the holders of the Securities.

•	The U.S. Offer provides the opportunity for the unaffiliated security holders to immediately monetize their investment in the Company.

•	The U.S. Offer provides an opportunity for unaffiliated security holders to exit their positions at the U.S. Offer Price with certainty of execution and limited market risk.

•	The U.S. Offer provides unaffiliated security holders the ability to dispose of their Securities without affecting the market for the Securities (i.e., following the successful completion of the Offers, unaffiliated security holders will not face the risk of any decline in the value of the Company).

In addition, the reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in concluding that the U.S. Offer is procedurally fair are as follows:

•	The Getnet Board retained its own independent appraiser to assist it in connection with the review and consideration of the U.S. Offer.

•	The Getnet Board had access to all of the information prepared or otherwise developed by the Company’s management.

•	Unaffiliated security holders will have sufficient time to make a decision whether or not to tender, as (i) the U.S. Offer will remain open for a minimum of twenty business days as of the date hereof, and (ii) if Purchaser amends the U.S. Offer to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the U.S. Offer for a sufficient period to allow shareholders to consider the additional information.

•	Each of the unaffiliated security holders will be able to decide voluntarily whether or not to tender such holder’s Securities.

•	The U.S. Offer is subject to proration, which is intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed. Specifically, if more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by the Consenting Shareholders and the Dissenting Shareholders are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Proration.”

Appraisal Report by KPMG Auditores Independentes Ltda.

The Company, at the request of the Getnet Board, retained KPMG Auditores Independentes Ltda. (“KPMG”) to provide an appraisal report to the Getnet Board in connection with the Offers. The Getnet Board selected KPMG to act as appraiser based on KPMG’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company’s industry, and its knowledge of the Company’s business and affairs. As part of this engagement, the Company requested that KPMG provide an appraisal report as to the fairness, from a financial point of view, to the holders of the Securities (other than Purchaser and its affiliates) of the Offer Price pursuant to the Offers. In connection with the Getnet Board’s consideration of the Offers, on July 15, 2022, KPMG delivered a written appraisal report to the Getnet Board. The appraisal report was updated on September 9, 2022 and on October 26, 2022 (as so updated, the “Report”). Purchaser has received a copy of the Report, which is described below.

The full text of KPMG’s written report, dated October 26, 2022, which sets forth the assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by KPMG in rendering its opinion, is attached as Exhibit (c) to the Purchaser's Tender Offer Statement on Schedule TO filed with the SEC on the date hereof and is incorporated herein by reference. The description of KPMG’s Report set forth below is qualified in its entirety by reference to the full text of KPMG’s Report. Purchaser encourages you to read KPMG’s Report in its entirety.

For purposes of the Report, KPMG:

•	Reviewed any audited consolidated financial statements of the Company and its subsidiaries that were publicly available as of March 31, 2022, and reviewed certain of the Company’s management reports;

•	Interviewed certain members of the Company’s management and reviewed certain financial information provided to it by the Company in written or verbal form;

•	Reviewed publicly available market information to analyze the assumption of its valuation; and

•	Compared both publicly available and privately furnished information relating to the Company and concluded that they were consistent.

The Report should not be viewed as determinative of the opinions of the Getnet Board with respect to the consideration.

KPMG’s internal approval process with respect to the Report consisted of several steps. In accordance with KPMG’s procedures, the Report was put through a review process initiated by the senior consultant and the senior manager allocated to the Report, and involved review by a partner and a partner-reviewer.

Summary of Financial Analyses

KPMG’s Report was rendered to the Getnet Board for the information of the Getnet Board and only addressed a valuation of the Company as of March 31, 2022, using the following three criteria, as required by CVM Resolution No. 85, dated March 31, 2022: (i) shareholders’ equity per share as of March 31, 2022; (ii) volume-weighted average share price (“VWAP”) for the 12 months immediately prior to May 19, 2022 and between May 20, 2022 and July 14, 2022; and (iii) economic value, as measured using the discounted cash flow method. KPMG concluded that the Company’s valuation as of March 31, 2022, as assessed using a discounted cash flow method—which, in its view, was the most appropriate method to value the Company—was between R$3,960.0 million and R$4,350.0 million, which would be equal to a price per Unit in the range of R$4.24 to R$4.66 or a price per Share in the range of R$2.12 to R$2.33.

The following is a summary of the material financial analyses performed by KPMG in connection with the Report. The following summary is not a complete description of the financial analyses performed and factors considered by KPMG in connection with its Report, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including foreign exchange rates) as it existed on or before July 15, 2022. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying KPMG’s Report.

Volume-Weighted Average Share Price

VWAP valuation consists of weighing the daily volume of the Shares and Units, as traded on the B3, for (i) the 12 months immediately before the date on which the Offers were first announced (i.e., May 19, 2022) and (ii) the date on which the Offers were announced and July 14, 2022 (the date prior to the original appraisal report). Using publicly available market data on the daily trading volume and closing trading price of the Shares and Units, KPMG arrived at VWAP valuations at the following figures:

Common Shares – Period	Weighted Average Price (R$)	Average Daily of Volume of Securities Traded (Units)	VWAP
Between October 18, 2021 and May 19, 2022	1.96	489,378	2.83
Between May 20, 2022 and July 14, 2022	2.22	139,067	2.23

Preferred Shares – Period	Weighted Average Price (R$)	Average Daily of Volume of Securities Traded (Units)	VWAP
Between October 18, 2021 and May 19, 2022	1.86	447,364	2.48
Between May 20, 2022 and July 14, 2022	2.20	163,126	2.21

Units – Period	Weighted Average Price (R$)	Average Daily of Volume of Securities Traded (Units)	VWAP
Between October 18, 2021 and May 19, 2022	3.78	1,350,414	4.38
Between May 20, 2022 and July 14, 2022	4.44	857,154	4.45

KPMG noted that VWAP valuation might produce distortions when compared with valuation methods that use private company information rather than only publicly available trading information.

Shareholders’ Equity per Share

This method consists of dividing the Company’s shareholders’ equity, as set forth in the Company’s unaudited interim consolidated financial statements as of March 31, 2022, by the total number of Shares on that same date (including Shares underlying Units and ADSs), which amounted to 1,866,722 Shares. As of March 31, 2022, the Company’s shareholders’ equity amounted to R$2,749.7 million, which would result in a price of R$1.47 per Share.

Discounted Cash Flow Valuation

Discounted cash flow valuation is a widely used criterion in global markets to value companies, and guides feasibility studies in acquisitions, mergers and initial public offerings by permitting an investor to appropriately measure the expected rate of return on such an investment. KPMG concluded that discounted cash flow was the most appropriate method to value the Company because (i) the Company is an operational company, (ii) the method considers the perspective of future profitability through the Company’s business plan, as provided by the Company’s management, and the resulting generation of cash to shareholders, and (iii) discounted cash flow enables the implicit valuation of the Company’s intangible assets.

Discounted cash flow is based on the concept that the value of a company is directly related to the amounts and periods during which free cash flows derived from operations will be available for distribution. Therefore, the value of a company is measured by the amount of cash that is expected to be generated in the future by the business, which is then discounted to present value to reflect the time and risk associated with cash generation. The method assumes that 100% of excess cash flows are available for distribution when they are generated. Income statements are projected to calculate future cash flows. The projected depreciation and amortization values are added back to the projected net profits, while projected capital expenditures are deducted. In addition, appropriate net working capital adjustments are made and other items affecting cash flows are reflected.

Projections were made by KPMG on the basis of the Company’s business plan and in accordance with the expectation and long-term perspectives of the Company’s management. The projection period for the Company in KPMG’s analysis was the period from April 1, 2022 to December 31, 2022, and yearly thereafter until December 31, 2027 (i.e., five years and nine months), plus perpetuity. The value pattern was market value, i.e., the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm’s-length transaction, after proper marketing and where parties had each acted knowledgeably, prudently and without compulsion. Financial projections were made in nominal terms considering inflationary effects, using the Brazilian real as the base currency.

The investment projects that KPMG reviewed when preparing projections include the following:

•	System: Investments to be made in the development of new solutions to improve the Company’s e-commerce through investments in an external salesforce to bring scalability to its business. This includes investments in Tap on Phone, Payment Accounts, WhatsApp Pay and Digital Platform with extensive solutions for payment methods and partnerships, in addition to developing new types of business through a direct credit corporation (sociedade de crédito direto) linked to a credit rights investment fund (fundo de investimento em direitos creditórios);

•	Hardware: Investment in cybersecurity, business intelligence computational architecture, the renovation of work tools and the acquisition of servers;

•	Point-of-Sale, or POS: Investment made in the acquisition of POS, the Company’s main business. In the coming years, this strategy envisions a focus on the acquisition of digital POS, the most expensive device, to achieve a higher average ticket per customer, as the built-in Android operating system enables a greater number of sales of value-added services; and

•	Eyemobile: with recent acquisitions by the Company, such as the acquisition of Eyemobile, the Company intends to increase the range of products offered to complete the payment environment and leverage revenue per customer.

The discount rate was calculated according to the weighted average cost of capital (“WACC”) at 11.95%. The WACC methodology considers a variety of financing components used by companies to finance their cash needs, including debt and equity cost. The components used to calculate the discount rate of the Company were as follows:

•	Risk free rate: the average return of the U.S. 30-year Treasury Bond (“T-Bond”) for the 24 months prior to July 14, 2022, which was 2.09%, according to Capital IQ;

•	Market risk premium: the average return above the T-Bond rate accrued by investing in the U.S. stock market from 1928 to 2021, which was 5.13%, according to Aswath Damodaran;

•	Country risk: the average difference between the yield of the Global Bond Income Closed-End Portfolio (“Global-Bond 37”) in relation to the T-Bond performance for the 24 months prior to July 14, 2022, which was 2.94%, according to Capital IQ;

•	Size premium: a rate of approximately 1.22% applied to companies of a similar size to the Company, based on market capitalization, according to Ibbotson;

•	Inflation: a long-term projected rate of inflation of 2.1% was considered for the United States (according to The Economist), while a rate of 3.0% was considered for Brazil (according to the Central Bank of Brazil);

•	Beta: a multiple calculated by (i) identifying and selecting comparable companies, (ii) determining their correlations with relevant stock markets, (iii) calculating weighted betas, which are used in determining Company risk, and (iv) calculating unleveraged betas by extracting the leverage factor to calculate the risk factor determined by the market for risks related to the business. The following were comparable companies in the data processing and outsourced services industry utilized by KPMG in calculating Getnet’s unleveraged beta:

Company Name	Ticker	Releverage Beta	Debt / Equity	Tax Rate	Unlevered Beta
StoneCo Ltd. (1)	NASDAQ: STNE	2.407	51.3%	19.1%	1.701
Cielo S.A. (2)	B3: CIEL3	0.417	70.4%	25.8%	0.274
PagSeguro Digital Ltd. (3)	NYSE: PAGS	2.306	0.0%	21.9%	2.306
Fiserv, Inc. (4)	NASDAQ: FISV	0.828	28.9%	22.4%	0.676
Global Payments Inc. (5)	NYSE: GPN	1.047	20.1%	15.0%	0.894
Fidelity National Information Services, Inc. (6)	NYSE: FIS	0.926	24.5%	56.8%	0.838
Adyen N.V. (7)	ENXTAM: ADYEN	1.519	0.0%	19.1%	1.519
Worldline SA (8)	ENXTPA: WLN	1.070	21.0%	26.5%	0.927
Average		1.315	27.0%	25.8%	1.142

(1)	StoneCo Ltd. provides financial technology solutions to merchants and integrated partners to conduct electronic commerce across in-store, online, and mobile channels in Brazil.

(2)	Cielo S.A., through its subsidiaries, provides payment services in Brazil.

(3)	PagSeguro Digital Ltd., together with its subsidiaries, provides financial technology solutions and services for consumers, individual entrepreneurs, micro-merchants, and small and medium-sized companies in Brazil and internationally.

(4)	Fiserv, Inc., together with its subsidiaries, provides payment and financial services technology worldwide.

(5)	Global Payments Inc. provides payment technology and software solutions for card, electronic, check, and digital-based payments in the Americas, Europe, and the Asia-Pacific.

(6)	Fidelity National Information Services, Inc. provides technology solutions for merchants, banks, and capital markets firms worldwide.

(7)	Adyen N.V. operates a payments platform in Europe, the Middle East, Africa, North America, the Asia Pacific, Latin America.

(8)	Worldline S.A. provides payments and transactional services to financial institutions, merchants, corporations, and government agencies in France, the rest of Europe, and internationally.

•	Capital structure: the Company’s own capital structure, which resulted in the calculation of the following re-leveraged beta:

Releverage Beta
Unlevered Beta	1.142
Debt / Equity	40.0%
Tax Rate	34.0%
Releverage Beta	1.443

The following table shows the calculation of Getnet’s WACC by KPMG based on the foregoing components:

1. Risk free rate
1.1. Risk free rate (RF US)	Capital IQ	2.06%
1.2. USA inflation	The Economist	2.10%
1.3. Real risk free rate		0.00%
1.4. Brazilian inflation	Brazilian Central Bank	3.00%
Adjusted Risk-Free Asset Return Rate		3.00%

2. Beta
2.1. Unlevered Beta	Capital IQ	1.142
2.2. Debt / Equity	Capital IQ	40.0%
2.3. Tax Rate		34.0%
Releverage Beta		1.443

3. Market Risk Premium	Damodaran	5.13%

4. Country Risk	Capital IQ	2.94%

5. Size Premium	Micro-Cap 9-10	1.22%

CAPM		14.56%

6. Debt Cost Summary
6.1. Reference Date Exchange Rate	Focus	5.238
6.2. SELIC (Brazilian base interest rate)	Focus	7.50%
6.3. Spread		0.70%
6.4. Tax Rate		34.00%
Debt Cost after taxes		5.41%

7. WACC Summary
Equity
Weight		71.43%
Cost		14.56%
Debt
Weight		28.57%
Cost		5.41%

WACC		11.95%

The method used to calculate the Company’s residual value was the perpetuity method, which calculates the residual value as of a present value of a cash flow considered as standard, and perpetuating that after the last projection year, which method is based on:

•	Maintaining constant growth margins, constant working capital and constant return on invested capital;

•	Investing a consistent portion of gross operational cash flows to replenish its annual depreciation charges and maintain the Company functioning fully, keep up the pace of product launches and the technological updating of its equipment and systems per the additional investments to depreciation presented over the period. KPMG saw no evidence that competition would reduce after 2027, which will mean these investments will continue to be necessary; and

•	The Company’s demonstrating that it has a return equivalent to its WACC rate on any new investment in the period after the perpetuity period.

As a result, a 3.0% perpetuity growth was used. The terminal value is obtained based on a perpetual cash flow, based on the normalized value of the operating cash flow for the year ended December 31, 2027, i.e., the last year of the projection.

Perpetuity value at the end of the last year of projection	=	Normalized last year free cash flow x Perpetuity growth rate	=	FCn x (1+g)
		(Discount rate – g)		(i – g)

KPMG’s discount cash flow methodology assumed that the Company remained in operation as is, i.e., not considering any possible effects resulting from the Offers and/or the delisting or deregistration processes, and considered the business plan provided by the Company for the discounted cash flow estimates.

The following summarizes the components of KPMG’s projections for the Company:

•	Gross revenue: gross revenues are composed of commissions, financial margin and extraordinary revenues (relating to the Company’s share of profits from equity-accounted investees). KPMG projected that gross revenue would increase at a compounded annual growth rate (“CAGR”) of 17.6% through 2027, considering the Company’s actual revenue for the three months ended March 31, 2022 and its projected revenue for the remainder of the year ended December 31, 2022;

•	Deductions: deductions (e.g., sales and other taxes) were applied considering information provided by management;

•	Net revenue: KPMG projected that gross revenue would increase at a CAGR of 17.6% through 2027, considering the Company’s actual revenue for the three months ended March 31, 2022 and its projected revenue for the remainder of the year ended December 31, 2022, which, in turn, resulted in the following projected net operating margin:

•	Total expenses: expenses are composed of personnel expenses, general expenses and other assets. Projected total expenses are calculated according to management’s expectations;

•	Allowance for doubtful accounts: provisions for insolvency were projected considering an average of 2.5% of the Company’s net operating margin, as according to management’s expectations;

•	Depreciation and amortization: depreciation expenses arise from existing fixed assets plus the depreciation of new investments. For existing fixed assets, KPMG applied a depreciation rate of 20% per year, consistent with its financial statements as of March 31, 2022 and management’s expectations;

•	Capital expenditures: Capital expenditures comprise the investments required for the growth and maintenance of the Company’s operations. For new investments, KPMG applied a depreciation rate of 20% per year, consistent with management’s expectations;

Capital Expenditures	Apr-Dec 2022	Jan-Dec 2023	Jan-Dec 2024	Jan-Dec 2025	Jan-Dec 2026	Jan-Dec 2027
	(in thousands of reais, except percentages)
System	53	80	90	101	111	117
Hardware	62	93	105	118	130	136
POS	507	760	855	958	1,053	1,106
Capital expenditures	623	933	1,050	1,177	1,294	1,359
•	Income tax and social contribution: both charges were calculated considering an income tax charge of 25% and a social contribution charge of 9%;

•	Working capital: working capital projections were based on the Company’s gross revenues and on the assumption that the Company’s working capital proportion as of March 31, 2022 would remain stable; and

•	Composition of results: KPMG projected the composition of the Company’s results for the remainder of the year ended December 31, 2022 and the years ended December 31, 2023, 2024, 2025, 2026 and 2027, resulting in an earnings before income tax, depreciation and amortization (“EBITDA”) margin of 57.3% for the period from April 1, 2022 to December 31, 2022, 57.9% for the year ended December 31, 2023 and 58.6% for each of the years ended December 31, 2024, 2025, 2026 and 2027.

The following tables present KPMG’s discounted cash flow analysis:

Free Cash Flow to the Firm	Apr-Dec 2022	Jan-Dec 2023	Jan-Dec 2024	Jan-Dec 2025	Jan-Dec 2026	Jan-Dec 2027	Perpetual
	(in thousands of reais)
Net profit	584,309	948,197	1,157,887	1,360,878	1,439,207	1,443,052	1,486,344
Depreciation	250,122	428,571	552,857	677,686	800,949	912,499	939,874
Capex	(622,500)	(933,000)	(1,050,000)	(1,177,000)	(1,294,000)	(1,358,700)	(1,207,595)
Working Capital Variation	(245,764)	(928,299)	(1,003,160)	(1,035,371)	(796,369)	(353,540)	(212,124)
Free Cash Flow	(33,833)	(484,530)	(342,416)	(173,808)	149,786	643,311	1,006,499

MoP	4.5	15	27	39	51	63
Discount rate (WACC)	11.95%	11.95%	11.95%	11.95%	11.95%	11.95%
Discount Factor	0.96	0.87	0.78	0.69	0.62	0.55
Discounted Cash Flow	(32,431)	(420,770)	(265,617)	(120,434)	92,711	355,681

Growth in Perpetuity
g	3.00%
Inflation Rate	3.00%

Explicit Period	(390,860)
Perpetuity	6,218,266
Enterprise Value	5,827,405
Adjustments	(1,677,619)
Equity Value	4,149,786

By applying this method, KPMG concluded that the Company’s equity value as of March 31, 2022 amounted to R$4,149.8 million, and that its fair value was between R$3,960.0 million and R$4,350.0 million, which would be equal to a price per Unit in the range of R$4.24 to R$4.66 or a price per Share in the range of R$2.12 to R$2.33. Purchaser notes that the U.S. Offer Price, of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS (in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price)) is greater than the upper limit of the range of the fair value of the Securities as assessed by KPMG.

Miscellaneous

KPMG noted that the Report did not constitute a judgment, opinion, proposal, request, suggestion or recommendation to management or the Company’s shareholders, or to any third party, as to the convenience or opportunity of, or as informing a decision to participate or decline to participate in, the Offers. KPMG further noted that the Company’s shareholders should perform their own analyses in deciding whether to participate in the Offers, and should consult their own financial, tax and legal advisors to form their own, independent opinions as to the Offers. KPMG did not express any view on, and the KPMG Report did not address, any other term or aspect of the Offers. KPMG’s Report did not in any manner address the prices at which the Securities would trade at any time, and KPMG expressed no opinion or recommendation as to whether the holders of Securities should tender their Securities into, or take any other actions in connection with, the Offers.

KPMG assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to KPMG by the Company, and formed a substantial basis for its Report. KPMG’s Report was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to KPMG as of, the date of its Report. Events occurring after the date of KPMG’s Report may affect KPMG’s Report and the assumptions used in preparing it, and KPMG did not assume any obligation to update, revise or reaffirm its Report. KPMG’s Report was limited to the valuation, from a financial point of view, of the Company. KPMG was retained to provide only a written appraisal report in connection with the Offers. As a result, KPMG was not involved in structuring, planning or negotiating the Offer Price or any other terms of the Offers. In preparing its Report, KPMG was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving the Company. With respect to the financial projections for the Company, KPMG assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. KPMG expressed no view as to the forecasts provided by the Company or the assumptions on which they were based.

In connection with the preparation of the Report, KPMG performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, KPMG considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. KPMG believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, KPMG may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be KPMG’s view of the actual value of the Company. In performing its analyses, KPMG made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the payments industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of the Company or the payments industry, or in the financial markets in general. Any estimates contained in KPMG’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Under the terms of its engagement letter, KPMG provided to the Getnet Board the written appraisal report described herein and attached as Exhibit (c) to the Purchaser's Tender Offer Statement on Schedule TO filed with the SEC on the date hereof, and the Company has agreed to pay KPMG a fee of R$250,767, net of taxes, which was paid on August 22, 2022. In 2022 (through October 24, 2022) and the years ended December 31, 2021 and 2020, KPMG and its affiliates have provided accounting, tax and consulting services to PagoNxt and certain affiliates of PagoNxt, for which PagoNxt and such related companies have agreed to pay fees of EUR53.0 million, EUR53.8 million and EUR34.3 million, respectively, to KPMG and its affiliates (approximately U.S.$52.7 million, U.S.$53.5 million and U.S.$34.1 million, respectively, based on the U.S.$/EUR closing exchange rate of U.S.$0.9947 per EUR1.00 as published by Bloomberg for October 27, 2022). In the two years prior to the date of KPMG’s opinion, KPMG and its affiliates have provided accounting and tax consulting services to the Company, for which KPMG and its affiliates have received fees of less than U.S.$1.0 million from the Company. KPMG may seek to provide accounting, tax, consulting and other services to PagoNxt, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

5.	Effects of the U.S. Offer

Overview

The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the Deposit Agreement Termination, the NASDAQ Delisting and the SEC Deregistration. If you do not tender your Shares, Units or ADSs in the U.S. Offer and continue after expiration of the Offers to hold Shares, Units or ADSs, you would remain a holder of Securities of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. See “―Going Private Transaction” below.

In addition, as a result of the U.S. Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net earnings would increase to the extent of the number of Securities acquired under the U.S. Offer. If the U.S. Offer results in the acquisition by Purchaser of all of the Securities, Purchaser’s interest in such items would increase to 100%, and Purchaser would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company. Accordingly, former shareholders of the Company would not have the opportunity to participate in the earnings and growth of the Company after the U.S. Offer and would not have any right to vote on corporate matters. Similarly, former shareholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the U.S. Offer.

Going Private Transaction

Pursuant to a shareholders’ meeting of the Company held on July 8, 2022, the shareholders of the Company voted to approve the Company’s deregistration with the CVM and the deregistration of the Securities under the Exchange Act, with the resulting delisting of the Shares and Units from the B3 and the delisting of the ADSs from the NASDAQ.

Delisting and Deregistration in the United States

The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to:

•	the Deposit Agreement Termination. Following the Deposit Agreement Termination, the Depositary will no longer provide services in respect of the ADSs, and each holder would be limited to surrender or withdrawal rights with respect to such ADSs;

•	the NASDAQ Delisting. Upon completion of the NASDAQ Delisting, the ADSs would no longer be tradeable and there would be no listing of ADSs on any stock exchange in the United States or elsewhere; and

•	if at any time there are less than 300 holders of Securities of record (worldwide or in the United States), the SEC Deregistration. The SEC Deregistration would terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act.

See also “Special Factors―Section 6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed” and “The U.S. Offer―Section 12. Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

Delisting and Deregistration in Brazil

In addition to the purposes described in “—Delisting and Deregistration in the United States,” the Offers are being made by Purchaser with the purpose of deregistering the Company as a publicly-held company in Brazil with the CVM and delisting the Shares and Units from the B3, in each case pursuant to the laws and regulations of Brazil.

If you wish to express your agreement with the deregistration of the Company as a publicly-held company in Brazil, you should take the following actions:

•	if you hold Shares or Units, please complete and return the applicable Letter of Transmittal and indicate on that form that you agree with the deregistration of the Company as a publicly-held company in Brazil with the CVM and deposit your Securities with the Custodian by following the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities”;

•	if you hold your ADSs directly in the form of ADRs, or if you hold your ADSs directly in uncertificated form on the books of the Depositary, you should complete and return the ADS Letter of Transmittal and indicate on that form that you agree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, but not tender Securities in the U.S. Offer; and

•	if you hold your ADSs indirectly through a broker or other securities intermediary, you will not be able to instruct your broker or other securities intermediary to transmit your expression of agreement to the Tender Agent and must instead instruct your broker or other securities intermediary to transfer your ADSs onto the books of the Depositary, contact the Information Agent to obtain a copy of the ADS Letter of Transmittal, and then follow the instructions described in the bullet point above.

If you wish to express your disagreement with the deregistration of the Company as a publicly-held company in Brazil, you should take on the following actions:

•	if you hold Shares or Units, you should:

o	complete and return the applicable Letter of Transmittal and indicate on that form that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, and deposit your Securities with the Custodian by following the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities”; or

o	qualify your Shares or Units for participation in the Auction as part of the Brazilian Offer, but either not tender Shares or Units in the Auction or register a tender price for your Securities that is greater than the offer price in the Auction;

•	if you hold your ADSs directly in the form of ADRs, or if you hold your ADSs directly in uncertificated form on the books of the Depositary, you should complete and return the ADS Letter of Transmittal and indicate on that form that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM, but not tender Securities in the U.S. Offer; and

•	if you hold your ADSs indirectly through a broker or other securities intermediary, you will not be able to instruct your broker or other securities intermediary to transmit your expression of disagreement to the Tender Agent and must instead instruct your broker or other securities intermediary to transfer your ADSs onto the books of the Depositary, contact the Information Agent to obtain a copy of the ADS Letter of Transmittal, and then follow the instructions described in the bullet point above.

For purposes of Brazilian law, all Securities validly tendered into and not validly withdrawn from the U.S. Offer will be counted as having agreed with the deregistration of the Company as a publicly-held company in Brazil, and you will not be treated as a Dissenting Shareholder if you indicate on the applicable Letter of Transmittal that you disagree with the deregistration of the Company as a publicly-held company in Brazil with the CVM but you also validly tender your Securities into, and do not withdraw your Securities from, the U.S. Offer.

To transfer ADSs held through a broker or other securities intermediary onto the books of the Depositary, you must instruct your broker or other securities intermediary to withdraw your ADSs from the DTC account of that broker or other securities intermediary and direct the Depositary to register your ADSs on its books in uncertificated form using DTC’s Direct Registration System and its Profile Modification System feature. You must ensure that your broker or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such transfer on your behalf prior to the Expiration Time. If you wish to once again transfer your uncertificated ADSs held on the books of the Depositary into DTC (subject to the stop transfer orders described in the following paragraph), you must similarly instruct your broker or other securities intermediary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant.

In addition, if you elect to return a Letter of Transmittal only for the purpose of indicating your agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil, you will nonetheless be required to deposit your Shares or Units with the Custodian (as applicable). Shares delivered to the Custodian for tender into the U.S. Offer or to express agreement or disagreement to the Tender Agent will be issued as unsponsored American depositary shares in book-entry form. By delivering such Letter of Transmittal and the Shares or Units to express agreement or disagreement, you will irrevocably authorize the Tender Agent to impose a stop transfer order on all of the Securities with respect to which you have made an election, which will prevent you from being able to transfer such Securities from the date the Letter of Transmittal and the Shares or Units are delivered to the Tender Agent. Holders of ADSs who elect to return a Letter of Transmittal only for the purpose of indicating their agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will not have to deliver those ADSs to the Tender Agent, but stop transfer orders will be placed on their accounts. Securities which have been delivered to the Custodian or ADSs that have had stop transfer orders placed on their accounts only for the purpose of indicating the holder’s agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will either be returned to the investors’ original account in Brazil (in the case of Shares or Units) or will have the stop transfer orders removed from their accounts (in the case of ADSs) after the Expiration Time of the U.S. Offer or after the U.S. Offer is terminated. Any Securities tendered will also be subject to a stop transfer order from the date on which they are tendered until the date the U.S. Offer is completed or terminated.

You will be responsible for any fees or commissions charged by your broker or other securities intermediary to take the steps described above, and you should consult your broker or other securities intermediary to determine which and whether any charges will apply.

Squeeze-Out Offering

Under Brazilian law, subject to certain requirements, upon the settlement of a public tender offer conducted in respect of a companhia aberta (a registered and listed company, such as the Company) aimed at cancelling the registration of the target company with the CVM, if the remaining minority shareholders represent less than 5% of the total outstanding shares of the target company, the acquirer is entitled to call an extraordinary shareholders’ meeting and cause the target company to conduct a squeeze-out and purchase the shares of the remaining minority securityholders for the same price (as adjusted

SELIC rate) offered at the public tender offer. If after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. The price in this squeeze-out offering shall be the U.S. Offer Price, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the squeeze-out price (which must be made within 15 days of the date of the Company’s extraordinary shareholders’ meeting).

6.	Conduct of the Company’s Business if the U.S. Offer Is Not Completed

If the U.S. Offer is not completed because any U.S. Offer Condition is not satisfied or waived, Purchaser may reevaluate the acquisition of Securities. In particular, Purchaser may consider, among other things: not taking any action at that time, including not purchasing any additional Securities; purchasing or selling Securities in the open market or in privately negotiated transactions; making a new tender offer; initiating a share buy-back at the level of the Company; consummating any other business combination with the Company, subject to compliance with applicable laws.

If Purchaser were to pursue any of these alternatives, it might take considerably longer for the unaffiliated security holders to receive any consideration for their Securities (other than through sales in the open market or otherwise) than if they had tendered their Securities in the U.S. Offer. Any such transaction could result in proceeds per Security to such unaffiliated security holders that are more or less than, or the same as, the U.S. Offer Price or could cause the trading price of the Securities to increase, decrease or be unchanged.

7.	Appraisal Rights; Rule 13e-3

Appraisal Rights

Holders of Securities will not have appraisal rights in connection with the U.S. Offer.

Rule 13e-3

The U.S. Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to unaffiliated security holders be filed with the SEC and disclosed to such unaffiliated security holders. Purchaser has provided such information in this U.S. Offer to Purchase, in a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. Following the completion of the Offers, Purchaser will not be able to cause the Company to file a Form 15F to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the number of holders of record (worldwide or in the United States) of Securities falls below 300.

8.	Related Party Transactions

Santander and its consolidated subsidiaries (excluding the Company) currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with the Company’s subsidiaries and affiliates.

The information in “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in the 2021 Form 20-F and in note 11 “Related Parties” to the unaudited interim consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 included on pages 1 to 48 of the current report on Form 6-K furnished by the Company to the SEC on August 2, 2022 is incorporated by reference herein. In addition, on April 1, 2022, the Company acquired Paytec Tecnologia em Pagamentos Ltda. and Paytec Logística e Armazém Eireli from Santander Brasil, an affiliate of Purchaser, for an amount of R$38.7 million (including cash and the assumption of certain obligations).

Except as set forth in or incorporated by reference into this U.S. Offer to Purchase, from January 1, 2022 to the date of this U.S. Offer to Purchase there has been no material related party transactions between the Company and each of its directors and executive officers, on one hand, and Purchaser, on the other hand. Except as set forth in or incorporated by reference into this U.S. Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the U.S. Offer between Purchaser or its affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

9.	Interests of Certain Persons in the U.S. Offer

Financial Interests

The financial interests of Purchaser with regard to the U.S. Offer Price are generally adverse to the financial interests of the shareholders being asked to tender their Securities because Purchaser has an interest in acquiring the Securities as inexpensively as possible and the shareholders being asked to tender their Securities have an interest in selling their Securities for the highest possible price.

Conflicts of Interest

In considering the fairness of the consideration to be received in the U.S. Offer, shareholders should be aware that Purchaser has certain current actual or potential conflicts of interest in connection with the U.S. Offer. As a result of Purchaser’s current ownership of approximately 89.88% of the Company’s total capital, through its ownership of 859,368,586 Common Shares and 818,376,771 Preferred Shares (including in the form of Units and ADSs), Purchaser controls the Company. In addition, as of the date of this U.S. Offer to Purchase, Santander, Purchaser’s ultimate parent company, owns an additional 674,040 Common Shares.

The U.S. Offer

1.	Terms of the U.S. Offer

Consideration and Payment

Upon the terms and subject to the conditions described in this U.S. Offer to Purchase and to proration under certain limited circumstances, Purchaser is offering to pay a purchase price equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price), without interest, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related Letters of Transmittal. All U.S. dollar payments to tendering holders of Securities pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. Purchaser will not pay interest on the U.S. Offer Price for Securities pursuant to the U.S. Offer, except to the extent it is required to do so in a subsequent offering period under Brazilian law. See “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Squeeze-Out Offering” and “The U.S. Offer―Section 1. Terms of the U.S. Offer―Subsequent U.S. Offering Period.”

A holder of Shares, Units or ADSs that tenders such Securities directly in the U.S. Offer will not bear any fees payable to the Custodian or the Depositary in connection with such tender. Furthermore, a holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. However, a holder of Units that deposits its Units with the Depositary for the issuance of ADSs will have to pay a fee of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary for the issuance of the ADSs representing the Units it deposits. In addition, a holder of ADSs that cancels such ADSs will have to pay cancellation fees of up to U.S.$5.00 per 100 ADSs or portion thereof to the Depositary.

If, at any time during the period on or after the date hereof, any change in the number of outstanding Securities shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence.

Initial U.S. Offer Period

The U.S. Offer commenced on October 31, 2022, and will expire at 5:00 p.m. New York City time, on November 30, 2022, unless extended or terminated (the latest time and date at which the U.S. Offer will expire, not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, is referred to as the “Expiration Date”).

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of such extension or amendment) and to proration under certain limited circumstances, Purchaser will accept for payment and pay for all Securities that are validly tendered and not properly withdrawn in accordance with “The U.S. Offer—Section 4. Withdrawal Rights” before 5:00 p.m., New York City time, on the Expiration Date (subject to proration, if applicable).

If you hold your Securities through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Securities are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to applicable law, the period during which the U.S. Offer remains open may be extended at any time and from time to time. Purchaser will also extend the U.S. Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ. All holders of Securities that validly tender, and do not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, will receive the same price per Security, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. In the event of an extension, all Securities validly tendered into and not properly withdrawn from the U.S. Offer will remain subject to the U.S. Offer. Under such extension, each holder will continue to have the right to withdraw Securities previously tendered. If Purchaser extends the U.S. Offer, Purchaser will notify the Tender Agent and will make a public announcement of the extension by press release or other public announcement once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date. At the start of any extension period, Purchaser will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new Expiration Date of the U.S. Offer.

In addition, if Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, Purchaser will promptly disseminate such change or waiver to all holders of Securities in a manner reasonably designed to inform them of such change or waiver and extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of the Securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. Purchaser understands that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for the Securities accepted for payment pursuant to the U.S. Offer, such increased consideration will be paid to all holders whose Securities are purchased pursuant to the U.S. Offer, whether or not such Securities were tendered prior to the announcement of the increase in consideration.

If Purchaser extends the U.S. Offer, if Purchaser is delayed in its acceptance for payment of, or payment (whether before or after Purchaser’s acceptance for payment for the Securities) for, the Securities or is unable to accept Securities for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer, the Tender Agent may retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “The U.S. Offer—Section 4. Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Securities which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the U.S. Offer.

Subsequent U.S. Offering Period

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date if more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless Purchaser is required to provide for a subsequent offering period as described in the following paragraph).

In addition, as required under Brazilian law, if, after the initial offering period, Consenting Shareholders hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities collectively held by the Consenting Shareholders and Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser for a period of three calendar months after the Auction Date, for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate until the date of effective payment. If Purchaser provides for such a subsequent offering period, Purchaser will pay for all validly tendered and not validly withdrawn Securities during such subsequent offering period in up to 15 calendar days from the date on which the relevant Securities are tendered.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, Purchaser will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date. Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Proration

The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the CVM for registered tender offers, if up to one third of the Unaffiliated Securities, on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by the Consenting Shareholders and the Dissenting Shareholders are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all

Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (i) one third of the total number of Unaffiliated Securities bears to (ii) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration.

If the proration of tendered Securities is necessary, B3 will determine the proration factor immediately following the Auction. As the precise number of Securities tendered in the aggregate in the U.S. Offer and the Brazilian Offer needs to be ascertained in order to determine whether the Offers will be subject to proration, we expect to make a public announcement of the number of Securities that have been accepted for payment and of the results of the application of proration (if applicable) once the B3 has finished certifying the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date. The Tender Agent will, in turn, apply the proration factor to the Securities that have been validly tendered and not validly withdrawn in the U.S. Offer. In applying the proration factor, the Tender Agent will make adjustments so that no fraction of a Security is purchased from any holder.

All Securities not accepted for payment will be returned to the holder or, in the case of tendered ADSs delivered by book-entry transfer, credited to the account of the tendering party at the book-entry transfer facility from which the transfer had previously been made, as promptly as practicable following the expiration or termination of the U.S. Offer, in each case in accordance with the procedures set forth in this U.S. Offer to Purchase.

Conditions to the U.S. Offer

The U.S. Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “—Section 11. Conditions to the U.S. Offer.” If any of the U.S. Offer Conditions has not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the U.S. Offer (as extended), Purchaser may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. In addition, Purchaser must extend the U.S. Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.

Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC, not to accept for payment any Securities if, at the expiration of the U.S. Offer, any of the U.S. Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in “—Section 11. Conditions to the U.S. Offer.” Under certain circumstances, Purchaser may terminate the U.S. Offer.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the U.S. Offer to holders of the Securities. This U.S. Offer to Purchase, the related Letters of Transmittal and other related materials will be mailed to record holders of the Securities, and this U.S. Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

2.	Acceptance for Payment and Payment for Securities

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the U.S. Offer Conditions discussed in “—Section 11. Conditions to the U.S. Offer” (if waivable), Purchaser will accept for payment, within three business days after the Expiration Date, all Securities validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the U.S. Offer (subject to proration, if applicable), provided that the U.S. Offer has not been terminated by such date, and will pay for such Securities.

As required under Brazilian law, if, after the initial offering period, the Consenting Shareholders tendered or held Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held by the Consenting Shareholders and the Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser at any time during the three calendar months after the Auction Date. If Purchaser provides for such a subsequent offering period, Purchaser will pay for all validly tendered and not validly withdrawn Securities during such subsequent offering period in up to 15 calendar days from the date on which the relevant Securities are tendered.

In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent of the Share Letter of Transmittal, Unit Letter of Transmittal or the ADS Letter of Transmittal (or a facsimile thereof), as appropriate, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, all Agent’s Messages (as defined below)), and any other documents required by the Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when Letters of Transmittal and the related documents with respect to Securities are actually received by the Tender Agent. For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Securities validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Tender Agent of Purchaser’s acceptance for payment of such Securities pursuant to the U.S. Offer.

Upon the terms and subject to the conditions of the U.S. Offer and subject to proration, if applicable, payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the U.S. Offer Price therefor with the Tender Agent, which will act as agent for tendering securityholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering securityholders whose Securities have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Securities tendered pursuant to the U.S. Offer is delayed, or if Purchaser is unable to accept for payment Securities tendered pursuant to the U.S. Offer, then, without prejudice to Purchaser’s rights discussed in “—Section 1. Terms of the U.S. Offer,” the Tender Agent may nevertheless retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn, except to the extent that the tendering holders are entitled to withdrawal rights as described in “—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.

If any of your Securities are not accepted for payment for any reason, or you properly withdraw your Securities, your Securities will be sent back to you promptly. If you tendered ADSs evidenced by ADRs, the ADRs will be returned to you. If you tendered directly registered uncertificated ADSs, those ADSs will be unblocked on the Depositary’s register. If you tendered ADSs through a broker or other securities intermediary, those ADSs will be returned promptly by credit to the account at DTC from which they were transferred. If you tendered Units or Shares, the Units or Shares will be returned promptly by credit to the B3 settlement system account from which they were transferred.

Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to any direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Securities tendered pursuant to the U.S. Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the U.S. Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Securities validly tendered and accepted for payment pursuant to the U.S. Offer.

3.	Procedures for Accepting the U.S. Offer and Tendering Securities

The steps you must follow in order to tender into the U.S. Offer, and the time and expense of tendering, differ according to whether you hold Shares, Units or ADSs and whether you hold your Securities directly or through a broker, dealer, commercial bank, trust company or other securities intermediary. You must follow the procedures described below in a timely manner in order to tender your Shares, Units and/or ADSs into the U.S. Offer.

THE METHOD OF DELIVERY OF SHARES, UNITS OR ADSs, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS (INCLUDING DOCUMENTS REQUIRED PURSUANT TO THE PROCEDURES OF THE BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER SECURITIES INTERMEDIARY THROUGH WHICH YOU MAY HOLD YOUR SHARES, UNITS OR ADSs) IS AT YOUR ELECTION AND RISK. SHARES, UNITS AND ADSs TO BE TENDERED IN THE U.S. OFFER THROUGH THE TENDER AGENT WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE TENDER AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, PURCHASER RECOMMENDS THAT YOU USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. PLEASE DO NOT SEND ANY SHARES, UNITS OR ADSs, LETTERS OF TRANSMITTAL OR OTHER DOCUMENTS TO PURCHASER OR THE INFORMATION AGENT.

ALL HOLDERS WISHING TO TENDER THEIR SHARES, UNITS OR ADSs MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS OFFER BEFORE THE EXPIRATION TIME.

Holders of ADSs

If you hold ADRs evidencing ADSs and you would like to tender them in the U.S. Offer, you must complete and sign the enclosed ADS Letter of Transmittal and return it together with your ADRs and all other required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal, to be received no later than the

Expiration Time. The time involved in tendering ADRs evidencing ADSs will vary depending on the time it takes you to complete the ADS Letter of Transmittal and deliver it, your ADRs and any other required documentation by registered mail to the Tender Agent.

If you hold uncertificated ADSs directly on the books of the Depositary and you would like to tender them in the U.S. Offer, you must complete and sign the enclosed ADS Letter of Transmittal and return it together with all other required documentation to the Tender Agent at the appropriate address specified on the ADS Letter of Transmittal, to be received no later than the Expiration Time. The time involved in tendering uncertificated ADSs held on the books of the Depositary will vary depending on the time it takes you to complete the ADS Letter of Transmittal and deliver it and any other required documentation by registered mail to the Tender Agent.

If you hold ADSs indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary and would like to tender them into the U.S. Offer, you must request that your broker, dealer, commercial bank, trust company or other securities intermediary tender your ADSs to the Tender Agent by book-entry transfer to an account maintained by the Tender Agent at DTC using the ATOP system and causing DTC to send an Agent’s Message (as defined below) to the Tender Agent’s account at DTC, to be received by the Tender Agent no later than the Expiration Time. “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against the participant. If you hold ADSs indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, the time involved to tender your ADSs will vary depending on the time it takes you to instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your ADSs to the Tender Agent and the time it takes your broker, dealer, commercial bank, trust company or other securities intermediary to tender your ADSs by book-entry transfer to an account maintained by the Tender Agent at DTC using the ATOP system. Delivery of documents to DTC will not constitute delivery to the Tender Agent.

Except as otherwise provided below, all signatures on the enclosed ADS Letter of Transmittal must be Medallion guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program. Signatures on the ADS Letter of Transmittal need not be Medallion guaranteed (1) if the ADS Letter of Transmittal is signed by the registered holder of the ADSs to be tendered and the holder has not completed either the “Special Payment Instructions” on the ADS Letter of Transmittal, (2) if the ADSs to be tendered are held for the account of an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (the “Eligible Institutions”) or (3) if you are tendering Shares or Units.

The method of delivery of Letters of Transmittal, ADRs and any other required documents is at your sole option and risk. Letters of Transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the Expiration Time. No alternative, conditional or contingent tenders of ADSs will be accepted, and no fractional Securities will be accepted (except for the tender of half a depositary receipt, in the event a securityholder tenders an odd number of Units pursuant to the procedures described below in “—Holders of Shares and Units—Tender of Shares and Units through the Tender Agent”). By executing the ADS Letter of Transmittal, you waive any right to receive any notice of the acceptance of your ADSs for tender.

The Tender Agent will receive and hold all tendered ADSs and will certify to Purchaser prior to 10:00 a.m. New York City time on the New York business day following the date of the Expiration Time: (i) the total number of ADSs that have been validly tendered through the Tender Agent into, and not withdrawn from, the U.S. Offer as of the Expiration Time; (ii) the total number of expressions of agreement or disagreement with respect to the deregistration of the Company as a publicly-held company in Brazil that have been delivered by holders of ADSs as of the Expiration Time; and (iii) the total number of expressions of dissent with respect to the deregistration of the Company as a publicly-held company in Brazil that have been delivered by holders of ADSs as of the Expiration Time. If all of the U.S. Offer Conditions have been satisfied or waived by Purchaser, then the ADSs will be accepted for payment in the U.S. Offer upon completion of the Auction.

All properly completed and duly executed Letters of Transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all Agent’s Messages, delivered to the Tender Agent by you or on your behalf will be deemed, without any further action by the Tender Agent, to constitute acceptance by you of the U.S. Offer with respect to your ADSs tendered in the U.S. Offer upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying ADS Letter of Transmittal. If your ADSs are not accepted for payment for any reason, your ADSs will be sent back to you promptly after the expiration or termination of the U.S. Offer. Tendered ADRs will be mailed back to you.

Uncertificated directly registered ADSs will be unblocked on the Depositary’s register. ADSs tendered through a broker or other securities intermediary will be returned by crediting such ADSs to the account at DTC from which they were transferred. There will be no guaranteed delivery process available to tender any Securities.

ADSs in respect of which a tender has been made will be held in an account controlled by the Tender Agent or blocked on the Depositary’s register, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (i) you withdraw your ADSs from the U.S. Offer or (ii) your ADSs have been returned to you if the U.S. Offer expires or is terminated or because they were not accepted for tender.

Holders of Shares and Units

If you hold Shares or Units, there are two possible ways to tender them in the U.S. Offer:

•	You can tender your Shares or Units through the Tender Agent; or

•	You can deposit your Units with the Depositary, receive ADSs representing your deposited Units and tender those ADSs through the Tender Agent (or, if you hold Shares, convert your Shares into Units as described in “—Conversion of Shares into Units or Units into Shares—Conversion of Shares into Units,” deposit your Units with the Depositary and tender the ADSs received in respect of your deposited Units through the Tender Agent).

Tender of Shares and Units through the Tender Agent

If you or your securities intermediary holds Shares or Units in book-entry form and you would like to tender such Shares or Units in the U.S. Offer, you must tender your Shares or Units through a broker, dealer, commercial bank, trust company or other securities intermediary to the Tender Agent, to be received by the Tender Agent by the Expiration Time, by instructing your broker, dealer, commercial bank, trust company or other securities intermediary to deliver those Shares or Units to the Custodian using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For tender in the U.S. Offer
By order of:	_________(insert name and U.S. address of beneficial owner)_________

Additionally, you must complete and sign the enclosed Share Letter of Transmittal or Unit Letter of Transmittal and return it together with all other required documentation to the Tender Agent. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

If you or your securities intermediary holds Shares or Units in certificated form and you would like to tender such Shares or Units in the U.S. Offer, you will first have to deposit these Shares or Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

When the Tender Agent receives a valid tender of Units or Shares, it will instruct the Depositary to register uncertificated American depositary shares representing those Units or Shares in the name of the tendering holder and, provided that the tendered Units or Shares are accepted for payment by Purchaser and U.S. Offer Conditions are fulfilled, the Tender Agent will surrender the American depositary shares to the Depositary and the Purchaser will purchase those Units or Shares in exchange for the U.S. Offer Price.

While you may withdraw any Shares or Units you tender through the Tender Agent at any time prior to the Expiration Time on the Expiration Date by following the steps outlined in “—Section 4. Withdrawal Rights,” unless effectively withdrawn, all tendered Shares and Units will be held in account controlled by the Tender Agent, which will prevent you from being able to transfer such Shares or Units from the date you make such delivery until the date the U.S. Offer is completed or terminated. The Tender Agent will receive and hold all tendered Shares or Units and will certify to Purchaser prior to 10:00 a.m. New York City time on the New York business day following the date of the Expiration Time: (i) the total number of Shares or Units that have been validly tendered through the Tender Agent into, and not withdrawn from, the U.S. Offer as of the Expiration Time; (ii) the total number of expressions of agreement or disagreement with respect to the deregistration of the Company as a publicly-held company in Brazil that have been delivered by holders of Shares or Units as of the Expiration Time; and (iii) the total number of expressions of dissent with respect to the deregistration of the Company as a publicly-held company in Brazil that have been delivered by holders of Shares or Units as of the Expiration Time. If all of the U.S. Offer Conditions have been satisfied or waived by Purchaser, upon completion of the Auction, the Shares or Units will be accepted for payment in the U.S. Offer.

If you hold Shares and would like to tender them through the Tender Agent as Units, or if you hold Units and you would like to tender them through the Tender Agent as Shares, you must first convert your Shares into Units or your Units into Shares as described herein in “—Conversion of Shares into Units or Units into Shares,” and then follow the steps described in the paragraphs above.

If you tender your Shares or Units through the Tender Agent:

•	You will not have to pay any fee to the Custodian to tender your Shares or Units;

•	You will not have to pay any fee to the Depositary for the issuance of unsponsored American depositary shares (for the tender of Shares) or ADS (for the tender of Units) in connection with the tender of your Shares or Units;

•	You will not have to pay any fees to the B3 or the Central Depositary;

•	You will not have to pay financial transaction tax (imposto sobre operações financeiras) (“IOF”) in Brazil; and

•	You may have to pay capital gains tax in Brazil (as described in “—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences—Brazilian Federal Tax Consequences”).

For more information on the Brazilian and U.S. tax consequences of the various methods of tendering your ADSs, Units or Shares, see “—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences.”

Tender of Shares or Units through the Tender Agent in the form of ADSs

If you or your securities intermediary holds Units and you would like to tender ADSs representing those Units in the U.S. Offer, you must first instruct your broker, dealer, commercial bank, trust company or other securities intermediary to deliver your Units with the Custodian at a specific account opened for this purpose at the B3 using the following information:

Custodian:	Santander CACEIS B3 (CBLC)
Participant:	2570
For the account of:	The Bank of New York Mellon ADRs
Account Number:	11070-6

and your local delivering agent’s instructions to the Custodian should contain the following:

Ref.:	For deposit in the Getnet ADS facility
By order of:	_________(insert name and address of beneficial owner)_________

You must send instructions to the Depositary for the delivery of the ADSs, and pay issuance fees to the Depositary and any applicable taxes or other governmental charges payable in connection with such deposit. You may deposit with the Custodian any even number of Units you hold. The ADSs representing your Units will be delivered to you or to a securities account you specify and may be tendered through the Tender Agent using the procedures described in “Holders of ADSs.” You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

If you or your securities intermediary holds Units directly in certificated form and you would like to tender ADSs representing those Units in the U.S. Offer, you will first have to deposit these Units with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraphs above.

If you or your securities intermediary holds Shares directly in your own name and you would like to tender them through the Tender Agent in the form of ADSs, you will need to first convert your Shares into Units as described herein in “—Conversion of Shares into Units or Units into Shares—Conversion of Shares into Units,” and then take the actions described in the preceding sentences.

If you deposit your Units with the Depositary, receive ADSs representing your deposited Units and tender those ADSs through the Tender Agent (or, if you hold Shares, convert your Shares into Units as described in the section “—Conversion of Shares into Units or Units into Shares—Conversion of Shares into Units,” deposit your Units with the Depositary and tender the ADSs received in respect of your deposited Units through the Tender Agent):

•	You will have to pay a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the issuance of the ADSs representing the Units you deposit;

•	You will not have to pay any fee to the Tender Agent to tender your ADSs;

•	You will not have to pay any fees to the B3 or the Central Depositary;

•	You will not have to pay IOF in Brazil; and

•	You may have to pay capital gains tax in Brazil (although you may have legal grounds to avoid payment of capital gains tax, as described in “—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences—Brazilian Federal Tax Consequences”).

For more information on the Brazilian and U.S. tax consequences of the various methods of tendering your ADSs, Units or Shares, see “—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences.”

General

Signature Guarantees

Except as otherwise provided below, all signatures on the enclosed ADS Letter of Transmittal must be Medallion guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program. Signatures on the ADS Letter of Transmittal need not be Medallion guaranteed (1) if the ADS Letter of Transmittal is signed by the registered holder of the ADSs to be tendered and the holder has not completed either the “Special Payment Instructions” on the ADS Letter of Transmittal, (2) if the ADSs to be tendered are held for the account of an Eligible Institution or (3) if you are tendering Shares or Units.

Guaranteed Delivery

There will be no guaranteed delivery process available to tender any Securities.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, including questions as to the proper completion of any Share Letter of Transmittal, Unit Letter of Transmittal, ADS Letter of Transmittal, or other required documents and as to the proper form of transfer of any Securities, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Securities of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Tender Agent will make reasonable efforts to notify any person of any defect in any Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal submitted to the Tender Agent.

Other Requirements

By executing the Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Securities tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Securities or other securities issued or issuable in respect of such Securities, on or after the date of this U.S. Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Securities for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Securities (and such other Shares, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Securities and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such Securities, Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.

By executing a Share Letter of Transmittal or Unit Letter of Transmittal, the tendering holder will also grant a power-of-attorney to the Tender Agent to (i) instruct the Depositary to register American depositary shares representing the tendered Securities in the name of the tendering holder and (ii) surrender those American depositary shares for the purpose of withdrawal upon the expiration of termination of the U.S. Offer or if the tendering holder delivers a notice of withdrawal or if the Purchaser does not purchase the tendered Securities for any reason and instructs the Depositary to deliver the tendered securities to the order of the Purchaser (if the Securities have been purchased) or to the tendering holder (in any other case).

Moreover, by delivering a Letter of Transmittal or an instruction to tender Securities held in book-entry form, a holder of Securities will irrevocably authorize the Tender Agent to impose a stop transfer order on all of Securities tendered, which will prevent the undersigned from being able to transfer such Securities from the date this Letter of Transmittal or instruction is delivered until the date the U.S. Offer is completed or terminated.

If you elect to return a Letter of Transmittal only for the purpose of indicating your agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil, you will nonetheless be required to deposit your Shares or Units with the Custodian (as applicable). Shares delivered to the Custodian for tender into the U.S. Offer or to express agreement or disagreement to the Tender Agent will be issued as unsponsored American depositary shares in book-entry form. By delivering such Letter of Transmittal and the Shares or Units to express agreement or disagreement, you will irrevocably authorize the Tender Agent to impose a stop transfer order on all of the Securities with respect to which you have made an election, which will prevent you from being able to transfer such Securities from the date the Letter of Transmittal and the Shares or Units are delivered to the Tender Agent. Holders of ADSs who elect to return a Letter of Transmittal only for the purpose of indicating their agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will not have to deliver those ADSs to the Tender Agent, but stop transfer orders will be placed on their accounts. Securities which have been delivered to the Custodian or ADSs that have had stop transfer orders placed on their accounts only for the purpose of indicating the holder’s agreement or disagreement with the cancellation of the Company’s registration as a publicly-held company in Brazil will either be returned to the investors’ original account in Brazil (in the case of Shares or Units) or will have the stop transfer orders removed from their accounts (in the case of ADSs) after the Expiration Time of the U.S. Offer or after the U.S. Offer is terminated. Any Securities tendered will also be subject to a stop transfer order from the date on which they are tendered until the date the U.S. Offer is completed or terminated.

The tender of Securities pursuant to any one of the procedures described above will constitute the tendering shareholders’ acceptance of the U.S. Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Securities tendered, as specified in the Share Letter of Transmittal, Unit Letter of Transmittal or ADS Letter of Transmittal. Purchaser’s acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the U.S. Offer (and if the U.S. Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Conversion of Shares into Units or Units into Shares

The following subsections describe the process of converting Units into Shares or Shares into Units. Please note that Santander CACEIS Brasil DTVM S.A., as bookkeeper of the Units (the “Units Bookkeeper”) may establish its own requirements with respect to this process, including requiring proof of identification or authorization. Holders of Securities are responsible for determining and complying with any applicable requirements and cut-off times and dates, including those set forth by the Getnet Board or in the Company’s bylaws.

Conversion of Shares into Units

In order to convert Shares into Units, the following steps must be taken:

•	The holder of the Shares must first transfer the number of Common Shares and Preferred Shares necessary to get the number of Units that it wants to tender (i.e., one Common Share and one Preferred Share for every Unit) to the Units Bookkeeper, by depositing such Common Shares and Preferred Shares in a deposit account maintained by the Units Bookkeeper;

•	The Units Bookkeeper will then credit the Company’s program account at the B3 with the number of Common Shares and Preferred Shares transferred by the tendering holder and instruct the Units Bookkeeper to issue the corresponding Units;

•	After confirming that the Common Shares and Preferred Shares were transferred from the tendering holder to the Company’s program account at the B3, the Units Bookkeeper will submit a notice to the B3 requesting the issuance of the corresponding Units;

•	The B3 will then debit the Common Shares and Preferred Shares transferred from the Company’s program account at the B3, register such Common Shares and Preferred Shares as underlying the corresponding number of Units and credit such corresponding number of Units into the Company’s program account at the B3; and

•	After confirming that the Units were transferred to the Company’s program account at the B3, the Units Bookkeeper will transfer such Units to an account of the holder at the Units Bookkeeper.

Once the steps described above have been completed, the holder thereof will be able to deposit its Units with the Depositary as described in “—Holders of Shares and Units—Tender of Shares or Units through the Tender Agent in the form of ADSs.”

No taxes apply in Brazil to the conversion of Shares into Units.

Conversion of Units into Shares

In order to convert Units into Shares, the holder of Units must request the cancellation of the Units and the delivery of the respective Shares to the Units Bookkeeper. The Units Bookkeeper will then be responsible for taking similar steps as described in “—Conversion of Shares into Units” with the B3 to cancel the Units that have been issued in the holder’s name and transfer the underlying Common Shares and Preferred Shares to an account of the holder at the Units Bookkeeper.

No taxes apply in Brazil to the conversion of Units into Shares.

Withdrawal of Units Underlying ADSs

A holder of ADSs may withdraw the Units underlying their ADSs for purposes of tendering such Units in the U.S. Offer or the Brazilian Offer. To withdraw Units underlying ADSs, a holder of ADSs must surrender the ADSs to the Depositary—the process to do so depends on whether the holder of ADSs (i) holds ADRs representing ADSs (in which case the ADRs must be delivered to the Depositary together with cancellation instructions and delivery instructions for the Units, whereupon the Depositary will cancel the ADSs and deliver the Units they represent to the holder), (ii) uncertificated ADSs on the books of the Depositary (in which case the holder must instruct the Depositary to cancel the ADSs and deliver the Units they represent to the holder), or (iii) ADSs through a broker or securities intermediary (in which case the holder must instruct the broker to surrender the ADSs to the Depositary through DTC and deliver the Units they represent to the account designated by the holder). In any event, the holder must pay a fee of U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs), a U.S.$17.50 cable fee, any taxes or fees/expenses of the Depositary, and any fees to their broker (if applicable). The withdrawal process is estimated to take two to three business days, depending on the procedures adopted by the broker, where applicable.

4.	Withdrawal Rights

Securities tendered into the U.S. Offer through the Tender Agent may be withdrawn at any time before the Expiration Time in accordance with the procedures described below:

•	If you hold your ADSs directly in your name, you may withdraw them by delivering a properly completed and duly executed notice of withdrawal (which must be Medallion guaranteed if you were required to obtain a signature guarantee for the ADS Letter of Transmittal pursuant to which you tendered your ADSs to the Tender Agent) at the address below:

The Bank of New York Mellon

By Mail: The Bank of New York Mellon Attn: Voluntary Corporate Actions—Suite V P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: The Bank of New York Mellon Attn: Voluntary Corporate Actions—Suite V 150 Royall Street Canton, MA 02021

By E-mail:(*)

corporateactionsus@computershare.com

(*) Note: The Tender Agent will accept the delivery of completed Letters of Transmittal, and only Letters of Transmittal (to the exclusion of any other document, including ADRs) by e-mail, by the Expiration Time on the Expiration Date, provided that signed, physical copies of such Letters of Transmittal are delivered to the Tender Agent for receipt by or prior to the Expiration Time, i.e., by courier or overnight delivery, at the addresses above.

•	If you hold your Shares or Units directly in your name, you may withdraw them by delivering a properly completed and duly executed notice of withdrawal to the Tender Agent at the address above.

•	If you hold your Securities indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary and you tendered such Securities pursuant to the procedures of such broker, dealer, commercial bank, trust company or other securities intermediary, you must follow the broker’s, dealer’s, commercial bank’s, trust company’s or other securities intermediary’s procedures in order to withdraw such Securities.

If you withdraw your ADSs from the U.S. Offer, the ADRs evidencing those ADSs, as applicable will be returned as promptly after the proper withdrawal of such ADSs. Directly held uncertificated ADSs will be unblocked on the Depositary’s register or, in the case of ADSs held through a broker or other securities intermediary, the ADSs will be credited into the DTC account from which they were transferred. If you withdraw your Shares or Units from the U.S. Offer, those Shares or Units will be returned promptly after the proper withdrawal of such Shares or Units.

You may not rescind a withdrawal. If you withdraw your Securities from the U.S. Offer, they will be deemed not validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Securities at any time prior to the Expiration Time by following the procedures described in “—Section 3. Procedures for Accepting the U.S. Offer and Tendering Securities.”

Moreover, in accordance with Section 14(d)(5) of the Exchange Act, a holder that has tendered Securities may withdraw those Securities at any time after 60 days from the date hereof if they have not been accepted for tender before that date, by communicating its request to withdraw its Securities in the manner described above.

Even if Purchaser extends the U.S. Offer or is delayed in accepting, or unable to accept, Securities for purchase pursuant to the U.S. Offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the U.S. Offer to the extent required by law. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchase, in its sole discretion, and its determination will be final and binding. Neither Purchaser nor any of its affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act (as described in “―Section 1. Terms of the U.S. Offer―Subsequent U.S. Offering Period”), you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities.

5.	Material U.S. and Brazilian Federal Income Tax Consequences

The following is a description of material U.S. and Brazilian federal income tax consequences of the U.S. Offer to Purchase.

U.S. Federal Income Tax Consequences

This description addresses only the material U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold the Securities as capital assets (generally, assets held for investment). This description does not address all of the tax consequences that may be relevant to you if you are a U.S. Holder in light of your particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to you if you are subject to special tax rules, such as if you are:

•	one of certain financial institutions;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a dealer or electing trader in securities that is subject to a mark-to-market method of tax accounting for your securities positions;

•	a tax-exempt entity;

•	a person that holds the Securities as part of a “straddle” or an integrated transaction;

•	a person that owns or is deemed to own 10% or more of the outstanding stock of the Company, by vote or value;

•	a person whose “functional currency” is not the U.S. dollar; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address the U.S. tax consequences to you of participating in the Brazilian Offer.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, all as of the date hereof, changes to any of which subsequent to the date of this U.S. Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax adviser concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the Securities pursuant to the U.S. Offer to Purchase in your particular circumstances.

For purposes of this description, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Securities and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds Securities will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Securities should consult their tax advisers concerning the U.S. federal income tax consequences to them of the sale of the Securities pursuant to the U.S. Offer to Purchase.

As indicated in the Company’s prior annual reports on Forms 20-F, the Company believes that it has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any prior taxable year since the Company’s ADSs were listed on the NASDAQ. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not be a PFIC for the current taxable year.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying Units represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Units represented by those ADSs or exchanges Units for ADSs.

Tax Consequences to Tendering U.S. Holders

Treatment of Our Purchase of Securities

The receipt of cash in exchange for Securities will be a taxable transaction for U.S. federal income tax purposes. If you properly tender Securities and accept payment pursuant to the U.S. Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the exchange and your adjusted tax basis in the tendered Securities. If the consideration received by you in exchange for Securities is paid in Brazilian reais, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the exchange. On the settlement date, you will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of the exchange and the settlement date. However, if the Securities are traded on an established securities market and are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date, and no exchange gain or loss will be recognized at that time. You should consult your own tax adviser regarding the treatment of foreign currency gain or loss, if any, on any Brazilian reais received by you that are converted into U.S. dollars on a date subsequent to receipt. Any gain or loss (other than foreign currency exchange gain or loss, which will be treated as ordinary income or loss) will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Securities is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized will be treated as U.S.-source gain or loss for foreign tax credit purposes.

If a Brazilian tax is withheld upon the receipt of cash in exchange for Securities pursuant to the U.S. Offer, your amount realized will include the gross amount of proceeds of the exchange before the deduction of the Brazilian tax. Your gain from the receipt of cash for Securities will generally be treated as U.S.-source income. Treasury regulations generally preclude U.S. Holders from claiming a foreign tax credit with respect to any tax imposed on gains from the disposition of Securities by a jurisdiction, such as Brazil, that does not have an applicable income tax treaty with the United States, although such taxes may be applied to reduce the amount realized by the U.S. Holder on the disposition.

Any Brazilian IOF/Exchange or IOF/Títulos tax imposed as a result of the U.S. Offer (as discussed below under “—Brazilian Federal Tax Consequences”) will not be treated as creditable foreign tax for U.S. federal income tax purposes. You should consult your tax advisor as to whether those taxes would be deductible for U.S. federal income tax purposes. The rules governing foreign tax credits are complex, and you should consult your tax adviser regarding the creditability or deductibility of foreign taxes, if any, in your particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” As indicated in the Company’s prior annual reports on Forms 20-Fs, the Company believes that it has not been a PFIC for any prior taxable year since its ADSs were listed on the NASDAQ. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, there can be no assurance that the Company has not been, or will not be, a PFIC for any taxable year.

In general, if the Company was a PFIC for any taxable year in which you held Securities, your Securities will be treated as PFIC stock, even if the Company thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your Securities pursuant to the U.S. Offer. In particular, if the Company were a PFIC for any taxable year during which you held Securities, gain recognized by you on the sale of the Securities generally would be allocated ratably over your holding period for the Securities. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax adviser about such elections. You should consult your tax adviser concerning the Company’s PFIC status for any relevant taxable year and the tax considerations relevant to the sale of the Securities pursuant to the U.S. Offer.

Information Reporting and Backup Withholding

Sales proceeds from a U.S. Holder’s sale of Securities within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-tendering U.S. Holders

If you do not tender your Securities pursuant to the U.S. Offer to Purchase, you will not recognize any gain or loss for U.S. federal income tax purposes. In this case, you will have the same adjusted tax basis and holding period in your Securities following the consummation of the U.S. Offer to Purchase as you had in your Securities immediately prior to the consummation. However, if your Securities are subsequently purchased or sold pursuant to a squeeze-out as described in “Special Factors—Section 5. Effects of the U.S. Offer—Going Private Transaction—Squeeze-Out Offering,” or a sale by the Depositary as described in “—Section 12. Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations,” the U.S. federal income tax consequences to you of such purchase generally would be similar to those described above in “—Tax Consequences to Tendering U.S. Holders.” You are urged to consult with your own tax adviser regarding the tax consequences to you of any such subsequent purchase or sale.

Brazilian Federal Tax Consequences

Subject to the limitations and assumptions below, the following are the material Brazilian tax consequences of the U.S. Offer with respect to the Shares, Units and/or ADSs by a Non-Brazilian Holder (and in the case of Non-Brazilian Holders of the Shares or Units, those holding Shares or Units in accordance with the provisions of Resolution 4,373). The description below is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, exchange, ownership and disposition of Shares, Units and/or ADSs, and each Non-Brazilian Holder and prospective purchasers thereof should consult their tax advisors with respect to the consequences of tendering Shares, Units and/or ADSs in the U.S. Offer. This discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil or any other jurisdiction.

Taxation of the Non-Brazilian Holders of ADSs

Capital Gains Tax. According to Brazilian Law No. 10,833, dated December 29, 2003 (“Law No. 10,833”), the disposition of assets located in Brazil by a Non-Brazilian Holder to either a Brazilian resident or a non-resident may be subject to capital gains taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. Under Brazilian law, capital gains taxation rules vary depending on the residency of the Non-Brazilian Holder, the type of registration of the investment by the Non-Brazilian Holder with the Brazilian Central Bank and how the disposition is carried out, as outlined below. We believe that the ADSs (including ADSs issued by the Depositary following the tender of Shares or Units) should not qualify as assets located in Brazil for purposes of Law No. 10,833, and, thus, that the tender of ADSs should not be subject to the Brazilian income tax. Notwithstanding the foregoing, since article 26 of Law No. 10,833 contains broad language and has not been analyzed by Brazilian administrative or judicial courts, we are unable to guarantee that no Brazilian income tax will be levied on the tenders of ADSs through the Tender Agent.

IOF/Exchange Tax. The IOF is a tax on foreign exchange, securities/bonds, credit and insurance transactions. The Brazilian Minister of Finance establishes the rates of the IOF tax, subject to limits set forth by law. Pursuant to Decree No.

6,306, dated December 14, 2007, as amended (“Decree 6,306”), the conversion of Brazilian reais into foreign currency and the conversion of foreign currency into Brazilian reais (each, a “foreign exchange transaction”) are subject to the IOF/Exchange. Under the IOF regulations currently in force in Brazil, the Brazilian Minister of Finance is empowered to establish the applicable IOF/Exchange rate. The IOF/Exchange rate can be increased at any time up to a rate of 25%. Decree 6,306 sets forth that the current general IOF/Exchange rate is 0.38%.

IOF/Títulos Tax. IOF may also be levied on transactions involving bonds or securities, including transactions carried out on Brazilian stock, futures or commodities exchanges (“IOF/Títulos”). The IOF/Títulos current general rate is zero percent for transactions carried out in the equity markets in Brazil, including those performed in stock, futures and commodities exchanges and similar markets. The Executive branch of the Brazilian government, however, has the legal power to increase the rate up to a maximum of 1.5% of the amount of the taxed transaction for each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis. Currently, IOF/Títulos is assessed at the rate of 0.0% on the deposit of shares issued by a Brazilian company and listed for trading on the B3 with the specific purpose of enabling the issuance of depositary receipts traded outside Brazil.

Taxation of the Non-Brazilian Holders of Shares and Units

Capital Gains Tax. The deposit of Shares or Units with the Depositary in exchange for the ADSs by a Non-Brazilian Holder should not be subject to Brazilian capital gains tax, as the deposit of Shares or Units should not be viewed as a sale of the Shares or Units and no income would be made available to the Non-Brazilian Holders. However, we cannot assure you that this position would be adopted by an adjudicating authority should the matter be submitted to the relevant Brazilian administrative or judicial courts. If capital gains tax were applicable in this case, the amount of capital gains tax would generally be equal to the difference between the registered cost of the Shares or Units held by the Non-Brazilian Holder in Units, as registered in the Brazilian Central Bank, and the average price of the Shares or Units, calculated as follows:

•	the average price of Shares or Units sold on that day on the B3 on which the greatest number of such Shares or Units were sold on the day of deposit; or

•	if no Shares or Units were sold on that day, the average price of a Share or Unit on the B3 on which the greatest number of Shares or Units were sold during the 15 preceding trading sessions.

The difference between the registered cost and the average price of the Shares or Units, calculated as set forth above, is treated as capital gain generally subject to tax at a rate of 15%. Although there is no clear regulatory guidance in Brazil, such taxation should not apply in the case of Non-Brazilian Holders located in a non-tax haven jurisdiction (including the United States), who should not be subject to income tax in such a transaction. However, tax authorities may take the position that the tax benefits (i.e., exemption from capital gains tax) applicable to such Non-Brazilian Holders are only applicable if the disposition of the securities is carried out on the B3 or an organized over-the-counter market regulated by the CVM. If the tax benefits granted to Non-Brazilian Holders who are located in a non-tax haven jurisdiction are not applicable to the deposit of Shares or Units in exchange for the ADSs, then such transaction would be subject to capital gains tax at the rate of 15%. Additionally, Brazilian tax authorities may also take the position that the 15% capital gains tax rate only applies to Non-Resident Holders that are located in tax haven jurisdictions if the disposition of the Securities is carried out on the B3 or an organized over-the-counter market regulated by the CVM. If the 15% rate is not applicable to the deposit of Shares or Units in exchange for the ADSs by Non-Resident holders located in tax haven jurisdictions, then tax authorities might charge the capital gains tax at rates of up to 25%.

IOF/Títulos. IOF/Títulos may also be levied on transactions involving bonds or securities, including transactions carried out on Brazilian stock, futures or commodities exchanges. The IOF/Títulos general rate is currently zero for transactions carried out in the equity markets in Brazil, including those performed in stock, futures and commodities exchanges and similar markets. However, the IOF/Títulos is assessed at the rate of 0.0% on the deposit of units issued by a Brazilian company and listed for trading on the Brazilian stock exchange with the specific purpose of enabling the issuance of depositary receipts traded outside Brazil. Therefore the deposit of Units with the Depositary will be subject to IOF/Títulos at a zero percent rate.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of Shares or Units in connection with the U.S. Offer.

6.	Price Range of Securities; Dividends

Price Range of Securities

The Units, Common Shares and Preferred Shares began trading on a stand-alone basis on the basic listing segment of the B3 on October 18, 2021 under the ticker symbol “GETT11,” “GETT3” and “GETT4,” respectively. The ADSs began trading on a “when-issued” basis on the NASDAQ on October 18, 2021 and began “regular-way” trading on a stand-alone basis on the NASDAQ on October 22, 2021 under the ticker symbol “GET.” According to the Company, as of the date of this U.S. Offer to Purchase, the Company’s share capital consists of 1,866,722,202 shares issued and outstanding, including 950,718,477 Common Shares and 916,003,725 Preferred Shares, all of which are book-entry shares and are fully paid in.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Security as reported by published financial sources.

	Trading Price(1)
	Common Shares		Preferred Shares		Units		ADSs
	(in R$)						(in U.S.$)
	High	Low	High	Low	High	Low	High	Low
Fourth Quarter 2021	3.80	1.74	3.20	1.57	6.70	3.31	4.32	1.17
First Quarter 2022	1.87	1.58	2.01	1.60	3.75	3.19	1.59	1.19
Second Quarter 2022	2.29	1.64	2.27	1.66	4.54	3.33	1.91	1.31
Third Quarter 2022	2.35	2.11	2.34	2.11	4.72	4.25	1.84	1.56
Fourth Quarter 2022 (through to October 28, 2022)	2.36	2.30	2.39	2.32	4.77	4.63	1.82	1.72

Source: Yahoo Finance.

(1)	The first trading price shown for the Common Shares, Preferred Shares and Units is dated October 18, 2021, the day on which the Units, Common Shares and Preferred Shares began trading on a stand-alone basis on the basic listing segment of the B3. The first trading price shown for the ADSs is dated October 18, 2021, the day on which the ADSs began trading on a “when-issued” basis on the NASDAQ on October 18, 2021. Prior to October 18, 2021, there was no established trading market for the Securities. For more information, see “Special Factors—Section 1. Background” herein.

On May 19, 2022, the last trading day before Purchaser announced a non-binding proposal to acquire all of the Securities at a price of R$2.36 per Common Share and R$2.36 per Preferred Share, and R$4.72 per Unit, or, in the U.S. Offer only, the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS (in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the settlement date of the U.S. Offer), the closing price of the Common Shares, Preferred Shares and Units reported on the B3 was R$1.81, R$1.78 and R$3.65, respectively, and the closing price of the ADSs reported on the NASDAQ was U.S.$1.47 per ADS. On October 28, 2022, the last trading day before commencement of the U.S. Offer, the closing price of the Common Shares, Preferred Shares reported on the B3 was R$2.29, R$2.36 and R$4.71, respectively, and the closing price of the ADSs reported on the NASDAQ was U.S.$1.75 per ADS. All holders of Securities (including holders of ADSs) are urged to obtain a current market price for the Securities.

Dividends

The information in “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy,” “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Payment of Dividends” and “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—History of Payment of Dividends and Interest on Shareholders’ Equity” is incorporated by reference herein from the Company’s 2021 Form 20-F.

On May 4, 2022, the Getnet Board approved the distribution of interest on capital in the gross amount of R$96.1 million, corresponding to R$0.04909436481 per Common Share, R$0.05400380129 per Preferred Share, and R$0.10309816610 per Unit (net amount of R$81,721,212.48, corresponding to R$0.04173021009 per Common Share, R$0.04590323110 per Preferred Share, and R$0.08763344119 per Unit, except for immune and/or exempt shareholders). The record date was set at June 14, 2022 (inclusive), and payment was made of June 27, 2022.

Except as set forth or incorporated by reference in this offer, to the extent known after making reasonable inquiry, there have been no other dividend distributions during the past two years with respect to the subject securities, and there is no restriction on Company’s current or future ability to pay dividends.

7.	Certain Information Concerning the Company

General. The information concerning the Company contained in, or incorporated by reference into, this U.S. Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. The principal executive offices of the Company are located at Avenida Presidente Juscelino Kubitschek, 2041, suite 121, Block A, Condomínio WTORRE JK, Vila Nova Conceição, São Paulo, São Paulo, 04543-011, Federative Republic of Brazil. The telephone number of the Company’s principal executive offices is +55 (11) 5184-9002.

Financial and Other Information. The selected consolidated financial information with respect to the Company set forth below has been derived from the audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 contained in the Company’s 2021 Form 20-F, from the unaudited interim consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 contained in the current report on Form 6-K furnished by the Company to the SEC on August 2, 2022 (the “June 2022 Form 6-K”), and from certain financial information that has been provided by the Company to Purchaser in connection with the preparation of the Brazilian Tender Offer Notice that has been filed with the CVM and pursuant to the requirements of Brazilian law.

Income Statement Data

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2022	2022	2021	2021	2021	2020	2019
	(U.S.$)(1)	(R$)		(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Revenue from services	322.6	1,689.5	1,259.9	544.8	2,853.1	2,320.5	2,662.9
Cost of services	(188.0)	(984.5)	(749.0)	(335.8)	(1,758.9)	(1,426.2)	(1,086.5)
Gross profit	134.6	705.0	510.8	208.9	1,094.3	894.3	1,576.4
Selling, general and administrative expenses	(59.1)	(309.6)	(187.4)	(84.8)	(444.3)	(348.5)	(440.7)
Other expenses, net	(10.8)	(56.6)	(38.8)	(18.2)	(95.5)	(55.8)	(109.7)
Operating profit	64.7	338.8	284.6	105.9	554.5	490.0	1,026.0
Finance income (loss), net	6.9	35.9	(6.3)	1.6	8.5	6.2	73.8
Profit before income taxes	71.5	374.7	278.2	107.5	563.0	496.2	1,099.9
Current income tax and social contribution	(13.7)	(71.7)	(67.2)	(7.0)	(36.6)	(128.0)	(330.0)
Deferred income tax and social contribution	(6.7)	(34.9)	(23.0)	(9.6)	(50.5)	(7.2)	24.2
Net income for the year	51.2	268.2	188.0	90.9	475.9	361.0	794.0
Number of shares (in thousands of shares)	1,866,722	1,866,722	1,866,722	1,866,722	1,866,722	1,866,722	1,866,722
Net income per share (in U.S.$/R$)	0.03	0.14	0.10	0.05	0.25	0.19	0.43

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

Balance Sheet Data

	As of June 30,		As of December 31,
	2022	2022	2021	2021	2020	2019
	(U.S.$)(1)	(R$)	(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Cash and cash equivalents	30.9	161.9	128.0	670.4	265.1	211.7
Financial investments	121.9	638.3	273.2	1,430.7	925.4	1,425.10
Derivatives	—	—	—	—	—	4.2
Accounts receivable	10,299.4	53,941.9	10,421.0	54,578.7	39,968.2	23,735.60
Prepaid and recoverable taxes	27.7	145.1	28.5	149.2	52.3	31.2
Inventories	7.6	39.7	7.8	40.9	61.6	49.6
Other assets	27.2	142.2	38.3	200.5	205.7	105.2
Total current assets	10,514.6	55,069.2	10,896.7	57,070.4	41,478.3	25,562.50
Deferred income tax and social contribution	73.7	386.2	80.6	422.0	73.9	82.1
Other assets	13.0	68.2	—	—	—	—
Property and equipment	139.4	730.0	120.6	631.6	613.9	657.2
Right-of-use assets	5.2	27.0	4.9	25.7	21.9	30.0
Intangible assets	173.1	906.8	169.0	885.1	833.8	809.3
Total noncurrent assets	404.4	2,118.1	375.1	1,964.4	1,543.4	1,578.6
Total assets	10,919.0	57,187.3	11,271.8	59,034.8	43,021.7	27,141.1
Accounts payable	9,820.4	51,433.5	9,854.2	51,610.4	38,767.2	22,844.6
Derivatives	—	—	—	—	—	9.7
Loans and borrowings	359.2	1,881.4	661.5	3,464.6	1,063.3	639.2
Lease liabilities	1.8	9.5	1.9	9.7	4.3	5.1
Income taxes payable and other tax payable	6.4	33.4	5.9	31.0	41.7	51.9
Dividends payable	0.1	0.5	56.9	298.0	29.2	67.5
Other liabilities	46.4	242.8	40.9	214.1	271.4	232.0
Total current liabilities	10,234.3	53,600.9	10,621.3	55,627.9	40,177.1	23,850.0
Loans and borrowings	3.6	18.7	4.8	25.2	27.8	13.3
Lease liabilities	3.6	18.6	3.2	16.6	18.8	25.5
Provision for tax, civil and labor risks	3.4	17.9	2.9	15.0	11.4	7.5
Deferred income tax and social contribution	1.4	7.3	0.6	3.3	7.9	8.6
Other liabilities	5.3	27.8	4.4	22.9	35.8	24.4
Total noncurrent liabilities	17.2	90.3	15.8	83.0	101.7	79.4
Total liabilities	10,251.5	53,691.2	10,637.1	55,710.9	40,278.8	23,929.3
Share capital	271.6	1,422.5	271.6	1,422.5	1,422.5	1,189.5
Capital reserve	77.3	404.9	77.3	404.9	6.4	6.4
Accumulated other comprehensive income	(0.0)	(0.0)	(0.0)	(0.2)	(0.7)	(0.2)
Retained earnings	318.1	1,666.2	285.0	1,492.8	1,314.6	2,016.10
Participation of non-controlling shareholders	0.5	2.4	0.7	3.9	—	—
Total equity	667.5	3,496.1	634.6	3,323.9	2,742.9	3,211.8
Total liabilities and equity	10,919.0	57,187.3	11,271.8	59,034.8	43,021.7	27,141.1
Number of shares (in thousands of shares)	1,866,722	1,866,722	1,866,722	1,866,722	1,866,722	1,866,722
Shareholders’ equity per share (in U.S.$/R$)	357.59	1,872.85	339.98	1,780.62	1,469.36	1,720.56

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

Key Operational Metrics

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2022	2022	2021	2021	2021	2020	2019
	(U.S.$)(1)	(R$)		(U.S.$)(1)	(R$)
	(in billions, unless otherwise indicated)
Total payments volume(2)	7,232	37,876	32,961	8,280	43,365	34,420	43,365
Points of sale (in units)(3)	n/a	54,231	66,727	n/a	51,653	60,036	51,653
Active client base (in units)(4)	n/a	844,205	876,051	n/a	873,125	891,361	873,125

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(2)	Total payments volume, or TPV, is the value of payments, net of payment reversals, successfully completed on the Company’s payments network. TPV is an operating measure. TPV is not a measure of revenue from services and is not included in the Company’s income statement.

(3)	Points of sale are the terminals that the Company uses to process payments made to merchants.

(4)	An active client is a client that makes at least one transaction within any given 90-day period.

Non-IFRS Financial Measures

We present certain non-IFRS financial measures of the Company below when we believe that the additional information is useful and meaningful to holders of Securities. A non-IFRS financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure. These non-IFRS financial measures are provided to enhance the overall understanding of holders of Securities of the Company’s current financial performance and prospects for the future. Specifically, we believe the non-IFRS financial measures provide useful information to holders of Securities by excluding certain expenses, gains and losses, as the case may be, which may not be indicative of the Company’s core operating results and business outlook. These non-IFRS financial measures may be different from non-IFRS financial measures used by other companies. The presentation of this non-IFRS financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered separately from, or as a substitute for, the Company’s financial information prepared and presented in accordance with IFRS. Non-IFRS financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with IFRS. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding IFRS financial measures.

The following table sets forth certain financial information for the periods indicated.

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2022	2022	2021	2021	2021	2020	2019
	(U.S.$)(1)	(R$)		(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Gross margin (%) (2)	41.7%	41.7%	40.5%	38.4%	38.4%	38.5%	59.2%
Net margin (%) (3)	15.9%	15.9%	14.9%	16.7%	16.7%	15.6%	29.8%
Return on equity (%) (4)	7.7%	7.7%	n/a	14.3%	14.3%	13.2%	24.7%
Total asset turnover (5)	3.0%	3.0%	n/a	4.8%	4.8%	5.4%	9.8%
Return on total assets (%) (6)	0.5%	0.5%	n/a	0.8%	0.8%	0.8%	2.9%
Permanent asset turnover (7)	103.2%	103.2%	n/a	188.1%	188.1%	160.3%	181.6%
Inventory turnover (8)	42.6	42.6	n/a	69.8	69.8	37.7	53.7
EBITDA (9)	95.5	500.3	463.2	176.2	922.9	812.2	1,303.9
Interest coverage ratio (9)	3.0	3.0	23.4	8.3	8.3	28.5	107.4
Operating margin (%) (10)	20.1%	20.1%	22.6%	19.4%	19.4%	21.1%	38.5%

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(2)	Gross margin is calculated as net revenue divided by gross profit.

(3)	Net margin is calculated as net revenue divided by net income.

(4)	Return on equity is calculated as net income for the period divided by shareholders’ equity as of the period end.

(5)	Total asset turnover is calculated as net revenue divided by total assets.

(6)	Return on total assets is calculated as net income divided by total assets.

(7)	Permanent asset turnover is calculated as net revenue divided by property and equipment plus intangible assets.

(8)	Inventory turnover is calculated as net revenue divided by inventories.

(9)	Interest coverage ratio is calculated as earnings before interest, taxes, depreciation and amortization, or EBITDA, divided by interest and charges on borrowings. EBITDA is calculated as net income, plus net finance income, plus current and deferred income tax and social contribution expense, plus depreciation and amortization expenses. EBITDA and interest coverage ratio are non-IFRS financial measure. A reconciliation of EBITDA and interest coverage ratio to net income for the periods indicated is below:

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2022	2022	2021	2021	2021	2020	2019
	(U.S.$)(a)	(R$)		(U.S.$)(a)	(R$)
	(in millions, unless otherwise indicated)
Net income	51.2	268.2	188.0	90.9	475.9	361.0	794.0
(+/-) Net financial result	(6.9)	(35.9)	6.3	(1.6)	(8.5)	(6.2)	(73.8)
(+) Income tax and social contribution	20.3	106.5	90.2	16.6	87.1	135.2	305.8
(+) Depreciation and amortization	8.7	45.4	39.6	70.4	368.5	322.2	277.9
EBITDA	73.4	384.2	324.1	176.2	922.9	812.2	1,303.9
(/) Interest and charges on borrowings	24.9	130.4	19.8	21.1	110.7	28.6	12.1
Interest coverage ratio	3.0	3.0	16.4	8.3	8.3	28.5	107.4

(a)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(10)	Operating margin is calculated as operating profit divided by net revenue.

The following table sets forth certain financial information as of the dates indicated.

	As of June 30,		As of December 31,
	2022	2022	2021	2021	2020	2019
	(U.S.$)(1)	(R$)	(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Shareholders’ equity (%)	89.9%	89.9%	89.9%	89.9%	100%	100%
Net debt/shareholders’ equity (%) (2)	49.7%	49.7%	84.8%	84.8%	30.1%	13.7%
Current liquidity index (3)	1.0	1.0	1.0	1.0	1.0	1.1
Quick ratio index (4)	1.0	1.0	1.0	1.0	1.0	1.1
General debt ratio (5)	0.9	0.9	1.0	1.0	0.9	0.9
Total liabilities/shareholders’ equity (%)	1,535.7%	1,535.7%	1,676.1%	1,676.1%	1,468.5%	745.0%

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(2)	Net debt is calculated as the sum of current and non-current loans and financing less cash and cash equivalents. Net debt is a non-IFRS financial measure. We believe that net debt is useful for assessing the Company’s financial position as a comparison against other companies in the same sector as the Company’s although other companies may calculate Net Debt differently. A reconciliation of net debt to loans and financings as of the dates indicated is below:

	As of June 30,		As of December 31,
	2022	2022	2021	2021	2020	2019
	(U.S.$)(a)	(R$)	(U.S.$)(a)	(R$)
	(in millions, unless otherwise indicated)
Loans and borrowing (current)	359.2	1,881.4	661.5	3,464.6	1,063.3	639.2
(+) Loans and borrowing (non-current)	3.6	18.6	4.8	25.2	27.8	13.3
(-) Cash and cash equivalents	30.9	(161.9)	(128.0)	(670.4)	(265.1)	(211.7)
Net debt	331.9	1,738.2	538.3	2,819.4	826.1	440.8

(a)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2374 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(3)	Current liquidity index is calculated as current assets divided by current liabilities.

(4)	Quick ratio index is calculated as current assets less inventories divided by current liabilities.

(5)	General debt ratio is calculated as total liabilities divided by total assets.

The information in “Item 18. Financial Statements” of the Company’s 2021 Form 20-F and in the unaudited interim consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 included on pages 1 to 48 of the June 2022 Form 6-K is incorporated by reference herein. The financial information above is qualified in its entirety by reference to the Company’s 2021 Form 20-F and the June 2022 Form 6-K, and all of the financial information (including any related notes) contained therein or incorporated therein by reference. More comprehensive financial information is included in documents filed by the Company with the SEC. The 2021 Form 20-F was filed with, and the June 2022 Form 6-K was furnished to, the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below. Except as otherwise noted under “—Non-Financial Measures,” all financial information of the Company presented or incorporated by reference herein has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Available Information. The Common Shares, Preferred Shares and Units are registered under the Exchange Act (not for trading purposes, but only in connection with the listing of the ADSs pursuant to the requirements of the SEC). Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC. The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).

You may contact the Information Agent, Morrow Sodali International LLC, at opagetnet@investor.morrowsodali.com, or call toll-free at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside North America), to request copies without charge of documents incorporated by reference.

8.	Certain Information Concerning Purchaser

Purchaser’s principal executive offices are located at Avenida de Cantabria s/n, Ciudad Grupo Santander, 28660 Boadilla del Monte (Madrid), Kingdom of Spain. Purchaser’s telephone number at this address is +34 651 812 704. Purchaser is an autonomous company within the Santander Group and a strategic initiative that seeks to promote sustainable and profitable growth by integrating various payment solutions for businesses and consumers using the latest technology. It has been one of the largest fintechs since its creation, with over 3,700 employees worldwide. The PagoNxt brand will be the umbrella under which Santander Group will unify its various payments solutions, in order to help it to compete better, both with fintechs and large digital platforms, such as other banks, in these kinds of essential services for customers.

As of the date of this U.S. Offer to Purchase, Purchaser owns, directly or indirectly, approximately 89.88% of the Company’s total capital through its ownership of 859,368,586 Common Shares and 818,376,771 Preferred Shares (including in the form of Units and ADSs). In addition, as of the date of this U.S. Offer to Purchase, Santander, Purchaser’s ultimate parent company, owns an additional 674,040 Common Shares. Further details on Purchaser’s affiliation with the Company can be found in the 2021 Form 20-F.

As of the date of this U.S. Offer to Purchase, Purchaser was not convicted in a criminal proceeding during the past five years, and was not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Source and Amount of Funds

Assuming that all outstanding Securities are tendered into the U.S. Offer, the aggregate purchase price payable by Purchaser upon the consummation of the U.S. Offer would be approximately R$444.4 million (approximately U.S.$83.1 million based on the U.S.$/R$ exchange rate as published by the Brazilian Central Bank on October 28, 2022), excluding related transaction fees, costs and expenses. Purchaser intends to finance the U.S. Offer with cash on hand. Purchaser will have sufficient cash on hand to finance the consummation of the U.S. Offer upon the expiration of the U.S. Offer.

Because the only consideration to be paid in the U.S. Offer is cash and the U.S. Offer is to acquire all issued and outstanding Securities, Purchaser believes its financial condition is not material to a decision by a holder of Securities whether to sell, hold or tender Securities in the U.S. Offer.

10.	Dividends and Distributions

The U.S. Offer Price will be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the U.S. Offer Price).

11.	Conditions to the U.S. Offer

Notwithstanding any other provision of the U.S. Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Securities promptly after termination or withdrawal of the U.S. Offer), pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment for, or the payment for, any Securities validly tendered and not properly withdrawn, if any of the following conditions have not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the U.S. Offer (as extended):

•	there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries;

•	that none of the following conditions shall have occurred since the commencement of the U.S. Offer:

o	a decrease of 10% or more in the trading price of the Shares and/or Units on the B3 or the ADSs on the NASDAQ from their respective closing trading prices on October 28, 2022 (the business day prior to the date hereof);

o	an intraday decrease of 10% or more in the Ibovespa, the B3’s benchmark index, from the closing value as of October 28, 2022 (the business day prior to the date hereof);

o	the occurrence of any material change in the rules and regulations applicable to the Brazilian or U.S. capital markets that adversely affects or impedes the consummation of the Offers;

o	the revocation of any governmental authorization required for the implementation of the Offers or the issuance of any rule, decision or decree that would prevent Purchaser from conducting the Offer or imposes an obligation to acquire or dispose of Securities of the Company;

o	the creation of new taxes, or the increase in existing tax rates, which are directly levied on the Offers or on Purchaser, which, in either event or together, increase the total cost of the Offers to Purchaser by five percent or more;

o	the general suspension or limitation of trading in securities in general, including trading in Shares, Units or ADSs, on the B3 or NASDAQ for more than 24 hours; and

o	the issuance of a judicial or administrative decision, at an initial or final stage, awarded in any administrative, judicial and/or arbitration proceedings or actions that require the suspension of the Offers or challenge their terms or conditions;

•	that since the commencement of the U.S. Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil, Spain or any other relevant jurisdiction (a) shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, which: (i) prevents or prohibits the consummation of the Offers; (ii) adversely affects the terms and/or conditions of the U.S. Offer; (iii) imposes material limitations on the ability of Purchaser (or any of its affiliates) to acquire, hold or exercise full rights of ownership of the Securities to be purchased pursuant to the U.S. Offer including, without limitation, the right to vote the Securities; (iv) prohibits, restrains or makes or seeks to make illegal the payment for, purchase of the Securities pursuant to the U.S. Offer or that would impose material damages in connection therewith; (v) restrains or limits the Company’s business operations; (vi) imposes or seeks to impose any material condition to the U.S. Offer in addition to the conditions set forth elsewhere in this U.S. Offer to Purchase, or shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing; (vii) imposes any limitation on the participation of any holder of the Securities in the U.S. Offer; or (viii) imposes an obligation to buy or sell Securities of Getnet; or (b) shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order, which would have, if enacted, issued, promulgated, enforced or entered, any of the foregoing effects; and

•	that any additional conditions precedent to the Brazilian Offer shall have been satisfied or waived.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser or may be waived by Purchaser in whole or in part in Purchaser’s discretion. The determination as to whether any condition has occurred shall be in Purchaser’s sole judgment. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted prior to the Expiration Date. In certain circumstances, if Purchaser waives any of the conditions described above, Purchaser may be required to extend the Expiration Date. Any decision as to how Purchaser will proceed following the triggering of a condition to the U.S. Offer prior to the Expiration Date (other than a condition the satisfaction of which may be determined only upon expiration of the U.S. Offer) would be disclosed to holders of Securities promptly to the extent required by Rules 14d-3(b)(1) and 14d-4(d)(1) under the Exchange Act.

12.	Possible Effects of the U.S. Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations

The U.S. Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the U.S. Offer, Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the Deposit Agreement Termination, the NASDAQ Delisting and the

SEC Deregistration, as further described under “Special Factors―Section 5. Effects of the U.S. Offer—Going Private Transaction—Delisting and Deregistration in the United States.”

Similarly, following the conclusion of the Brazilian Offer and provided that Consenting Shareholders tender or hold Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, Purchaser intends to deregister the Company as a publicly-held company in Brazil with the CVM and to delist the Shares and Units from the B3.

Moreover, under Brazilian law, subject to certain requirements, upon the settlement of a public tender offer conducted in respect of a companhia aberta (a registered and listed company, such as the Company) aimed at cancelling the registration of the target company with the CVM, if the remaining minority shareholders represent less than 5% of the total outstanding shares of the target company, the acquirer is entitled to call an extraordinary shareholders’ meeting and cause the target company to conduct a squeeze-out and purchase the shares of the remaining minority securityholders for the same price (as adjusted SELIC rate) offered at the public tender offer. If after the initial offering period (and any applicable subsequent offering period), Purchaser, its affiliates, or any directors or officers of the Company collectively hold 95% or more of the outstanding Securities, Purchaser is entitled and intends to call an extraordinary shareholders’ meeting of the Company to approve a squeeze-out offering by the Company for the purpose of purchasing Securities held by any remaining holders of the Securities. The price in this squeeze-out offering shall be the U.S. Offer Price, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the squeeze-out price (which must be made within 15 days of the date of the Company’s extraordinary shareholders’ meeting).

Remaining holders of Securities following the SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

Moreover, the Securities are presently “margin securities” under Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Securities under the Exchange Act is terminated following the U.S. Offer, the Securities would no longer constitute “margin securities” under Regulation T. As such, the Securities could no longer be used as collateral for loans made by brokers.

Following the Deposit Agreement Termination, the Depositary would be permitted to, in accordance with the terms of the Deposit Agreement then in effect, sell any remaining Units then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more sales. The Depositary would be permitted to hold uninvested the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs had not theretofore been surrendered for cancellation, and would remit the proceeds of any sale of Units to the holders of ADSs then outstanding. Following the Deposit Agreement Termination, the Depositary would no longer be required to provide services in respect of the ADSs, including registration of any transfers of ADSs. Therefore, subject to any applicable surrender or withdrawal rights, following the Deposit Agreement Termination, an ADS holder would not receive any underlying Units. Additionally, Purchaser would seek to cause the Company to proceed with the NASDAQ Delisting and SEC Deregistration and termination of reporting requirements under Brazilian law, as well as under the Exchange Act. Upon completion of the Deposit Agreement Termination and the NASDAQ Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Additionally, if at any time after the U.S. Offer, there are fewer than 300 holders of Securities of record (worldwide or in the United States), Purchaser would seek to cause the Company to pursue the SEC Deregistration. In the event Purchaser proceeds with the Offers, if you do not tender your Securities in the U.S. Offer and continue after expiration of the Offers to hold Securities, you would remain a securityholder of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of NASDAQ.

13.	Certain Legal Matters; Regulatory Approvals

General

Except as described in this U.S. Offer to Purchase, Purchaser is not aware of any pending legal proceeding relating to the U.S. Offer. Except as set forth in this U.S. Offer to Purchase, based on a review of publicly available filings by the Company with the SEC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Securities by Purchaser pursuant to the U.S. Offer or otherwise or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Securities by Purchaser pursuant to the U.S. Offer or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this U.S. Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of or payment for Securities tendered into the U.S. Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Antitrust

The purchase of the Securities by us pursuant to the U.S. Offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

The U.S. Offer constitutes a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the offer price be filed with the SEC. Purchaser has provided such information in this in a tender offer statement on Schedule TO and a Transaction Statement on Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Tender Offer Rules Exemptive Relief

Purchaser has requested that the SEC provide:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the making of separate Offers in the manner described herein;

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit Purchaser to purchase Securities tendered pursuant to the Brazilian Offer;

•	exemptive relief from the provisions of Rule 14e-1(d) under the Exchange Act to permit Purchaser to announce any extensions of the U.S. Offer in accordance with the timing and notice requirements of Brazilian law;

•	exemptive relief from the provisions of Rule 14d-11(d) under the Exchange Act to permit Purchaser to announce the results of the U.S. Offer and begin a subsequent offering period in accordance with the timing and notice requirements of Brazilian law;

•	exemptive relief from the provisions of Rule 14d-10(a)(2) and Rule 14d-11(f) under the Exchange Act to permit Purchaser to pay interest to holders of Securities that tender their Securities during a potential subsequent offering period required by Brazilian law, and confirmation that the SEC will not seek any enforcement action under Rule 14e-1(b) if Purchaser pays consideration during such subsequent offering period that will fluctuate because of the upward adjustment required by applicable Brazilian law, without extending such subsequent offering period as would be required under Rule 14e-1(b);

•	exemptive relief from the provisions of (i) Rule 14e-1(c) under the Exchange Act to permit Purchaser to deliver the cash consideration to holders of Securities that tender into the U.S. Offer during the initial offering period no later than the third business day following the expiration of the initial offering period of the U.S. Offer and the cash consideration to holders of Securities that tender into the Brazilian Offer during the initial offering period no later than the second business day following the expiration of the initial offering period of the Brazilian Offer and (ii) Rule 14d-11(c) under the Exchange Act to permit Purchaser to provide for a subsequent offering period where delivery of the cash consideration during the initial offering period will occur in the time periods described in clause (i); and

•	exemptive relief from the provisions of Rule 14d-11(e) under the Exchange Act to permit Purchaser to bundle settlement for Securities tendered during successive periods of up to 15 calendar days during a potential subsequent offering period required by Brazilian law (with the first period commencing on the first day of such subsequent offering period), with actual payment for Securities tendered occurring no later than 15 calendar days from the day the relevant Securities are tendered.

CVM Registration

Pursuant to Brazilian regulations, the Brazilian Offer must be registered with the CVM, and the Brazilian Offer must remain open for at least 30 days. Purchaser has obtained all required authorizations from the CVM to conduct the Brazilian Offer.

14.	Fees and Expenses

Purchaser has retained Morrow Sodali International LLC to serve as the Information Agent, and The Bank of New York Mellon to serve as the Tender Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the U.S. Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Securities pursuant to the U.S. Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers.

Purchaser has also retained Banco BTG Pactual S.A. to act as the Brazilian intermediary institution in the context of the Brazilian Offer. Banco BTG Pactual S.A. will not participate in the U.S. Offer.

In addition, under the terms of its engagement letter, KPMG provided to the Getnet Board the written appraisal report described in “Special Factors—Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer” and attached as Exhibit (c) to the Purchaser's Tender Offer Statement on Schedule TO filed with the SEC on the date hereof, and the Company has agreed to pay KPMG a fee of R$250,767, net of taxes, which was paid on August 22, 2022.

The Company will incur its own fees and expenses in connection with the U.S. Offer. The Company will not pay any of the fees and expenses to be incurred solely by Purchaser.

15.	Miscellaneous

The U.S. Offer is being made solely by this U.S. Offer to Purchase and the related Letters of Transmittal, and is being made to the holders of Securities (including Shares and Units represented by ADSs) other than Purchaser or affiliates. Purchaser is not aware of any state where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of the Securities pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the U.S. Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state.

Pursuant to Rule 14e-5(b)(12) of the Exchange Act, Purchaser or one or more of its affiliates may, during the term of the U.S. Offer, acquire or enter into relevant acquisition agreements to acquire Shares, either directly or indirectly outside the Offers to the extent permitted by Brazilian law. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. If required under Brazilian law, Purchaser will disclose details of any such purchases of, or arrangements to purchase, Securities, and Purchaser will also furnish a similar disclosure in the U.S., including on the SEC’s website at http://www.sec.gov free of charge, if required.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3, pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the U.S. Offer and the information required by Schedule 13E-3, respectively. Such Schedule TO and Schedule 13E-3, and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described herein in “—Section 7. Certain Information Concerning the Company.”

PAGONXT MERCHANT SOLUTIONS, S.L.

October 31, 2022

Schedule A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PAGONXT MERCHANT SOLUTIONS, S.L.

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is care of Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte (Madrid), Spain. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers of Purchaser are citizens of Spain.

Board of Directors

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain
Javier San Félix	Mr. San Félix is a member of the board of directors of Purchaser and of the Company, a position he has held since Purchaser was incorporated. Mr. San Félix is also the chief executive officer of PagoNxt S.L., Purchaser’s parent company. Mr. San Félix joined Santander Group in 2004 as a strategic planning officer at Santander, being responsible for defining the POS Consumer growth strategy. From 2012 to 2013, he was a chief executive officer at Banco Español de Crédito Banesto and, from 2015 to 2018, he was head of retail and business banking, and vice-chief executive officer at Bank Santander UK. Prior to joining us, Mr. San Félix worked at McKinsey & Company in Spain from February 1991 to August 2004, becoming a partner in 2000. Mr. San Félix has a degree in Business Administration from Universidad Pontificia Comillas, with an MBA in Finance from the University of California Los Angeles. He has extensive experience in finance, strategy, business development, investment banking and corporate finance in the banking and financial markets.

Dirk Ludwig Marzluf	Mr. Marzluf is a member of the board of directors of Purchaser, a position he has held since July 2019. He is the group chief operating and technology officer at Banco Santander, S.A., a position he has held since September 2018. Previously, Mr. Marzluf was the group chief information officer at the AXA Group between January 2013 and September 2018. He holds a degree in business engineering from the University of Karlsruhe, Germany.

Carlos Rey de Vicente	Mr. Rey is a member of the board of directors of Purchaser, a position he has held since July 2019, and a member of the Company’s board of directors. He is regional head of South America at Banco Santander (Brasil) S.A., a position he has held since January 2022. Previously, Mr. Rey was the vice president executive officer for finance, strategy and quality at Banco Santander (Brasil) S.A. from September 2013 to

December 2021. He holds a degree in law from the University Complutense of Madrid, Spain.

Hector Grisi Checa

Mr. Grisi is a member of the board of directors of Purchaser, a position he has held since December 2020. Mr. Grisi is executive chairman and senior executive vice president of Grupo Financiero Santander México and Banco Santander (Mexico). In December 2019, Mr. Grisi was made head of the Santander Group in North America. Prior to holding these positions, Mr. Grisi was an executive chairman and senior executive vice president at Grupo Financiero Crédit Suisse (México), S.A. de C.V. from 2001 to 2015, and head of investment banking from 1997 to 2001. Mr. Grisi has a bachelor’s degree in business administration, with a mention in finance, from the Universidad Iberoamericana, Mexico.

Mr. Grisi is a citizen of Mexico. Mr. Grisi has been appointed group Chief Executive Officer at Santander, Purchaser’s ultimate parent company, effective January 1, 2023.

María del Mar Ruíz Andujar	Ms. Ruíz is a member of the board of directors of Purchaser, a position she has held since July 2019. Ms. Ruiz is a business development director and member of the executive committee of Banco Santander, S.A., a position she has held since October 2017. Previously, she was a marketing, products and business intelligence director from July 2015 to October 2017. Ms. Ruíz has a bachelor’s degree in business administration from ICADE Business School, Madrid and attended the executive management program in IE Business School, Spain.

Executive Officers

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain
Kushagra Saxena	Mr. Saxena is Purchaser’s chief executive officer, a position he has held since June 2022. Previously, he was an executive at MasterCard and held the positions of executive vice president of U.S. merchants and acceptance from February 2020 to May 2022, chief technology officer (markets and digital transformation) from September 2017 to February 2020, and executive vice president for strategy and corporate development from October 2014 to August 2017. Mr. Saxena has a bachelor of science degree in information technology from Gujarat University, India, and a master of science degree in management science and engineering from Stanford University.

Ignacio Narvarte Ichazo	Mr. Narvarte is Purchaser’s deputy chief executive officer, a position he has held since March 2019, and a member of the Company’s board of directors. Mr. Narvarte joined the Santander Group in 1998, and has held such positions as global head of consumer finance and of cards, global head of mid & mass market and the retail and commercial division, and investment analyst, among others. Prior to joining the Santander Group, Mr. Narvarte was an auditor at KPMG Spain. Mr. Narvarte received bachelor’s degrees in business administration from ICADE Business School, Spain and in law from Universidad Nacional de Educación a Distancia, Spain.

As of October 31, 2022, no directors and executive officers of Purchaser held, directly or indirectly, any shares issued by Purchaser or the Company.